UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

TARGATEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2416956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3100 Ray Ferrero Jr. Blvd

Fort Lauderdale, FL  33314

(Address of principal executive office) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.00001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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EXPLANATORY NOTE

Targatek, Inc., a Delaware corporation (the “Company”), is filing this Registration Statement on Form 10 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis to register our common stock, par value $0.00001 per share. In this Registration Statement, unless otherwise noted, each of the “Company,” “Targatek,” “we,” “us,” and “our” refers to Targatek, Inc.

This Registration Statement will become effective automatically by lapse of time 60 days from the date of its filing pursuant to Section 12(g)(1) of the Exchange Act. As of the effective date of this Registration Statement, we will be subject to the requirements of Section 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Following the effectiveness of this Registration Statement, we intend to seek quotation of our common stock on the OTCQB Venture Market operated by OTC Markets Group. We have no current agreement or arrangement with any market maker to apply for such quotation on our behalf.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies. These provisions include, but are not limited to:

●being exempt from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

●not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

●reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements, and proxy statements; and

●being exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved by stockholders.

We have elected to take advantage of certain reduced disclosure obligations in this Registration Statement and may elect to take advantage of other reduced reporting requirements in future filings. In addition, the JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) the first fiscal year after our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the aggregate worldwide market value of our voting and non-voting common equity held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this Form 10, including statements regarding our future results of operations and financial position, business strategy, planned product development, market opportunity, plans and objectives of management for future operations, and expectations regarding our pursuit of quotation on the OTCQB, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these terms or other similar expressions. Forward-looking statements contained in this Form 10 include, but are not limited to, statements about:

●our ability to achieve and sustain revenue growth and to reach profitability;

●our expectations regarding market acceptance of targa.ai and of the strategic execution infrastructure category generally;

●our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

●our ability to complete our SOC 2 Type 2 compliance process on the timeline we expect;

●our ability to hire product and technology leadership and other key personnel;

●our reliance on third-party development partners;

●our plans to build a referral and reseller partner channel; and

●our ability to obtain and sustain quotation of our common stock on the OTCQB.

We have based these forward-looking statements largely on our current expectations and projections about our business and the industry in which we operate. These statements are not guarantees of future performance and speak only as of the date of this Form 10. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on them as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein.

WHERE YOU CAN FIND MORE INFORMATION

Upon effectiveness of this Registration Statement, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the SEC. Electronic copies of the materials we file with the SEC will be available to the public at the SEC's website at http://www.sec.gov.

We also maintain a website at www.targatek.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Form 10. We have included our website address as an inactive textual reference only.

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ITEM 1. BUSINESS

Overview

Targatek, Inc. (“Targatek,” “the Company,” “we,” “us,” or “our”) builds Targa.ai, a software platform that helps leaders lead by turning strategic planning into measurable execution.

We built Targatek to lead the anywhere, anytime workforce movement. Our purpose is to optimize the ROI (Return On Investment) of leadership. Our product, Targa.ai, is dedicated to helping leaders lead through automation and artificial intelligence to bring more speed, accuracy, and accountability to results.

Targa.ai creates a new space around leadership that enables leadership teams to hyper-collaborate in a new way. Targa.ai is not a replacement for the traditional applications and operational systems that run enterprises today, such as Customer Relationship Management and Enterprise Resource Planning platforms. It draws signals from the work already happening inside those applications and translates it into a living picture of strategic progress and enterprise value creation, so leadership teams can see, in real time, whether value creation is tracking to plan. With the clarity the platform produces, leaders bring speed to action, accuracy in process, and accountability in execution.

The Problem that Targa.ai Solves

Most companies write strategic plans that live in a slide deck and lose relevance within a quarter. Leadership sets direction in a planning cycle, then loses visibility into whether the business is moving toward the value that plan promised.

Strategy and execution break apart inside most companies because they live in different tools, owned by different people, updated on different schedules. A board sets a strategic priority. A CEO translates it into initiatives. Those initiatives get delegated to operational teams who track their work in whatever tool they already use. By the time results roll back up to leadership, the connection between the original strategic intent and the operational reality has usually thinned out or disappeared. Politicized and sanitized reporting from operational leaders prevents executives from taking targeted action to keep their strategic objectives moving without obstacles.

We designed targa.ai to hold that connection together. The platform links strategic initiatives directly to the financial and operational metrics that prove whether they are working, thereby giving leadership a continuously updated view of value creation rather than a quarterly reconstruction of it. Leaders can take action today to increase value creation tomorrow.

Targatek is Early Stage

Targatek was founded in 2018. We remain in the early-revenue phase of building targa.ai. We operate with a lean structure: a small core team, a board of advisors, and third-party development partners who build and maintain the platform under a structured statement of work. We have not yet achieved profitability. Our revenue base is small relative to our target market, and our operating history is short enough that it does not yet demonstrate a durable, repeatable growth pattern.

Our Platform

Targa.ai is a cloud-based, AI-driven Software-as-a-Service (“SaaS”) platform. It ingests data from the systems a company already runs its operations on and applies it against the strategic initiatives leadership has defined, producing a continuously updated view of execution status, financial impact, and enterprise value creation. The platform is built and maintained under a structured development program with third-party engineering partners, governed by a defined statement of work and milestone structure, and operates on a modern cloud infrastructure stack.

Example screenshots:

Personal Dashboard

DASHBOARD | VOYAGER UAT · ADMIN PORTFOLIO · JOSEPH THOMPSON

Kanban | Timeline | Status | Summit

9+ | + New plan | + Quick add 3

MVP | 98% · Revenue | $0 · NRR | 112% · GTM | 85%

METRICS

CQ REVENUE MANUAL
0 $
TARGET: 25000 $
ON TRACK

GTM % COMPLETE MANUAL
85 %
TARGET: 100 %
ON TRACK

 # USERS ON KEEPER MANUAL
75 %
TARGET: 4 %
COMPLETE

GOALS
17
14 On Track
3 Complete
of 17 in the portfolio

INITIATIVES
65
50 On Track
3 At Risk
1 Blocked
11 Complete
of 65 in the portfolio

PLAN HEALTH
94%
92 of 98 active items on track

AI INSIGHTS
358
TARGA INSIGHT
197 resolved · 161 open

Good morning, Joseph Thompson.

TUESDAY, NOV 10

The gross margin target is significantly at risk, demanding immediate action. The metric "Gross margin recovery to 42%" is currently at **38%, falling short of the target.** Immediate focus is required to strategize recovery efforts, especially since open actions include critical tasks by Joseph Thompson needing completion today.

Review Gross Margin Strategy

CORPORATE
MVP
80% complete · due Sep 30, 2026
ON TRACK | DEVA SUNDARARAJAN

TARGA GROUP (DEFAULT)
First Revenue
10% complete · due Jan 29, 2027
ON TRACK | JOSEPH THOMPSON

CORPORATE
GTM ready
95% complete · due Sep 30, 20
ON TRACK

TARGA · LIVE FEED | UPDATED JUST NOW

ACTION · CLOSED | 4D AGO
"capture defect for rewiring in planning canvas" closed. Joseph Thompson marked this action complete.

Intelligence Feed | Ask TARGA | Actions

ARCHIVE | REFRESH

PACE · METRICS | UPDATED 12M AGO
The build of a pilot playbook is **flagged as critical** due to a significant discrepancy. Only 10% of the target has been reached, which is 30 percentage points short of the expected 40%.
Open item | Create action | Quick add | Comment

ACTION OVERDUE | UPDATED 12M AGO
The monthly check on reach and inbound attributed to social is **critical**, flagged, and currently open. It is overdue by 7 days, with a due date of November 3, 2026.
Open item | Create action | Quick add | Comment

CRITICAL · ACT… | UPDATED 12M AGO
onboarding kit is 8 day(s) overdue and still open.
Open item | Create action | Quick add

JT

Ask TARGA | Ask anything, or what's blocking us?

IN FOCUS · HOP 1 | ⌘K

Summit view

DASHBOARD | DEMO ACCOUNT · ADMIN PORTFOLIO · JTHOMPSON
Kanban
Timeline
Status
Summit
+ New plan
+ Quick add
HRIS Complete | 72%
MVP | 80%
GTM | 50%
Leads | +40
Summit
Q3 Growth & Retention Plan
Search items
GOAL
E
Grow net revenue retention to 112%
1 AT RISK
OBJECTIVE
TS
Reduce churn in mid-market
OBJECTIVE
TU
Expand upsell motion
INITIATIVE
TS
Proactive renewal outreach program
INITIATIVE
TS
Customer health scoring rollout
INITIATIVE
TS
Sales enablement playbook refresh
INITIATIVE
TU
Launch tiered pricing packages
JT
Ask TARGA
Ask anything, or what's blocking us?
IN FOCUS · HOP 1
⌘K

Application Value Report

REPORTS | DEMO ACCOUNT · ADMIN PORTFOLIO · JTHOMPSON

Kanban Timeline Status Summit

+ New plan   + Quick add

HRIS Complete 72%   MVP 80%   GTM 50%   Leads +40

Reports

Planning, actions, activity, and metrics across the selected period and scope.

Export CSV   Export PDF

PERIOD: Last quarter

SCOPE: All groups

Planning

PRIMARY

NEEDS ATTENTION

185 active items in scope, 6 completed this period.

160 of 185 items on track; 19 need attention.

ITEMS IN SCOPE	ON TRACK	AT RISK / BLOCKED	COMPLETED THIS PERIOD
185	160	19	6
185 created this period	86% of items	Needs review	6 completed overall

Strategy → Execution

NEEDS ATTENTION

6 items completed this period; 2 goals need attention.

GOALS ON TRACK	ITEMS COMPLETED	MEDIAN ITEM CYCLE TIME
24 of 26	6	0.9 days
2 need attention	↑ +6	No prior data

BLOCKED > 3 DAYS	QUICK ADDS PROCESSED
2	29

JT

Ask TARGA   Ask anything, or what's blocking us?

IN FOCUS · HOP 1   ⌘K

We are working toward SOC 2 Type 2 compliance as part of building the platform to the security and reliability standard that enterprise customers require before they will trust a strategic execution system with their operational and financial data. SOC, which stands for System and Organizational Controls, is a framework developed by the American Institute of Certified Public Accountants (AICPA) for the purpose of providing regular, independent attestation of the controls that a company has implemented to mitigate information-related risk.

Market Opportunity

We believe, based on publicly available research from firms including McKinsey, Bain, and OpenView, alongside disclosures from public SaaS companies, that a consistent pattern exists: companies that reinvest roughly 30 percent of revenue into growth while holding close to 20 percent operating margin outperform peers on long-term enterprise value creation.1 We also believe, based on a Bain study2, that a substantial majority of executives cite internal barriers, not market conditions, as their top growth obstacle. These benchmarks describe the discipline we believe targa.ai helps a leadership team execute against in real time, instead of discovering only at quarter-end whether they will hit their value creation objectives.

We are targeting companies whose leadership teams are accountable for translating strategy into measurable value creation but lack a system built specifically for that job. We believe this is a large and underserved market, and we intend to prove that belief with revenue growth, not with market-sizing slides.

Growth Strategy

●Direct sales to CEOs and executive teams at mid-market and growth-stage companies, supported by a discovery-led sales process.

●A tiered referral and reseller partner channel, with Targatek retaining ownership of the customer relationship and close.

●Continued platform investment toward enterprise-grade security and reliability, including SOC 2 Type 2 compliance, to support larger customer commitments.

●Disciplined reinvestment of gross margin into product and go-to-market capacity as revenue scales, targeting gross margins consistent with best-in-class SaaS economics.

Competition

We compete against a mix of adjacent categories rather than a single direct competitor: strategic planning and OKR (objectives and key results) software, business intelligence and reporting platforms, and, in many companies today, no dedicated system at all beyond spreadsheets and slide decks. Some competitors have substantially greater financial, technical, and personnel resources than we do. We believe our differentiation is the direct link we draw between strategic initiatives and enterprise value creation, but we cannot guarantee that larger, better-capitalized competitors will not enter this space or that customers will choose targa.ai over alternatives.

Intellectual Property

1 https://www.mckinsey.com/industries/technology-media-and-telecommunications/our-insights/saas-and-the-rule-of-40-keys-to-the-critical-value-creation-metric , accessed October 8, 2026.

2 https://www.bain.com/insights/founders-mentality-barriers-and-pathways-to-sustainable-growth/ , accessed October 8, 2026.

Our intellectual property consists primarily of proprietary software, methodology, and trade secrets developed internally and through our third-party development relationships. We have registered “Targa” as a trademark but have not applied to register “targa.ai” as a trademark. We rely on trade secrets, technical know-how, and continuing innovation to develop and maintain our competitive position, and we seek to protect our proprietary information through confidentiality and assignment provisions in our agreements with personnel and development partners.

Government Regulation

As a software-as-a-service provider handling customer business data, we are subject to data privacy and security laws applicable in the jurisdictions where we and our customers operate. We do not currently operate in a specifically regulated industry vertical beyond general data privacy and cybersecurity obligations applicable to SaaS providers.

We are not subject to industry-specific licensing or prudential regulation of the kind that governs financial institutions, healthcare providers, or telecommunications carriers. Instead, the principal US regulatory regimes that affect our business are those of general application to companies that collect, process, store, and transmit business and personal data through cloud-based software. The most significant of these are described below, together with their effect on our operations.

Data Privacy and Consumer Protection. We are subject to a growing patchwork of US state privacy laws, including the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA/CPRA”), and comparable comprehensive privacy statutes enacted in a number of other states. These laws impose obligations relating to notice, consumer rights (such as rights to access, delete, correct, and opt out of certain processing), data minimization, and contractual terms with service providers and vendors. At the federal level, Section 5 of the Federal Trade Commission Act prohibits unfair or deceptive acts or practices, and the FTC has used this authority to bring enforcement actions relating to data privacy, data security, and representations made in privacy policies. Compliance with these regimes requires us to maintain accurate privacy disclosures, honor consumer and customer data rights, enter into data processing terms with our customers and subprocessors, and adapt our practices as new state laws take effect. Non-compliance could expose us to regulatory enforcement, civil penalties, private litigation, and reputational harm.

Data Security and Breach Notification. All fifty states, the District of Columbia, and various US territories have enacted data breach notification laws that require notice to affected individuals, and in some cases to regulators, following unauthorized access to certain categories of personal information. Some states also impose affirmative obligations to implement and maintain reasonable security measures. Because our platform ingests and stores our customers’ operational and financial data, a security incident could trigger notification obligations across multiple jurisdictions, result in regulatory scrutiny and liability, and cause customers to lose confidence in our platform. Our pursuit of SOC 2 Type 2 compliance is intended in part to address the security expectations that flow from these obligations.

Contractual and Sector-Driven Requirements. Although we do not operate in a regulated industry vertical, our customers frequently do, and they impose contractual data protection, security, audit, and compliance requirements on us that derive from the regulatory regimes applicable to them. Meeting these requirements is often a condition of closing enterprise sales, which means that the indirect effect of sector-specific regulation on our business can be as significant as the direct effect of the laws to which we are ourselves subject.

Other Laws of General Application. As a US company doing business primarily online, we are also subject to laws of general application, including electronic communications and marketing laws such as the CAN-

SPAM Act, laws governing electronic contracts and signatures, intellectual property laws, employment laws applicable to our workforce, and US export control and economic sanctions laws that restrict the countries, persons, and end uses to which we may provide our software. The effect of these laws is to impose ongoing compliance costs and operational constraints that we expect to increase as we grow, add customers, and expand the jurisdictions in which we operate.

The regulatory landscape applicable to SaaS providers is evolving rapidly, particularly with respect to data privacy and artificial intelligence. New or amended laws, or new interpretations of existing laws, could require us to change our practices, increase our compliance costs, or limit the ways in which we collect, use, and process data, any of which could adversely affect our business.

Human Capital

We operate with a lean, founder-led team. Our Chief Executive Officer is a full-time employee. Product and technical direction is set directly by our Chief Executive Officer, supported by a board of advisors and by technical architecture provided under our statement of work with a third-party development partner. We intend to expand our internal product and engineering leadership as revenue growth supports the investment.

As of November, 2026, we had 2 full-time employees, consisting of our Chief Executive Officer and our Chairman and Chief Vision Officer. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relations with our employees to be good.

ITEM 1A. RISK FACTORS

Summary of Risk Factors

Our business and operations are subject to a number of risks, which you should be aware of before deciding to invest in our common stock. Listed below is a summary of these risks, each of which is discussed more fully in the sections that follow:

●We are an early-stage company with a limited operating history and a small revenue base.

●We have a history of losses and may never achieve or sustain profitability.

●We will likely need additional capital, which may not be available on acceptable terms.

●We depend substantially on a single third-party development partner to build and maintain our platform.

●Market acceptance of the strategic execution infrastructure category is unproven.

●We have not completed SOC 2 Type 2 compliance.

●Our revenue may be concentrated among a small number of customers.

●We have not registered trademarks covering our core brand names.

●No public trading market exists for our common stock, and one may never develop.

●Public company compliance costs will be significant relative to our revenue base.

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this Registration Statement, before making an investment decision. If any of the following risks actually occur, our business, financial condition, and results of operations could be materially and adversely affected, and you could lose all or part of your investment.

Risks Related to Our Early Stage and Financial Condition

There is substantial doubt about our ability to continue as a going concern.

We are a development-stage company with a limited operating history, recurring losses, negative cash flows from operations and a significant accumulated deficit. Our independent registered public accounting firm’s report contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional financing on acceptable terms, we may be required to curtail or cease operations, and investors could lose their entire investment.

We have a limited operating history, which makes it difficult to evaluate our future prospects.

We are an early-stage company with a limited operating history, which makes it difficult to evaluate our future prospects. We have not yet established a long track record of predictable, repeatable revenue growth.

We have a history of losses and may never achieve or sustain profitability.

We have a history of losses, expect to continue incurring losses for the foreseeable future, and may never achieve or sustain profitability.

We will need additional capital, which may not be available on acceptable terms and could dilute existing stockholders.

We will need to raise additional capital to execute our growth strategy, and that capital may not be available to us on acceptable terms, or at all. If we raise capital through the sale of equity or convertible securities, our existing stockholders will experience dilution.

Our small size and limited resources relative to larger competitors could put us at a disadvantage.

Our small size and limited financial resources relative to larger, better-capitalized competitors could put us at a disadvantage in sales, product development, and talent acquisition.

We depend on a third-party development partner and a small internal technical staff.

We rely on a third-party development partner for platform engineering and technical architecture, and our internal technical staff is small. If that relationship is interrupted or if we are unable to attract technical talent as we scale, our ability to execute our product roadmap could be harmed.

Risks Related to Our Business and Operations

Our success depends on market acceptance of targa.ai and the category we call strategic execution infrastructure.

We are creating a new category of corporate software and are addressing a need not otherwise identified by current software offerings. If potential customers do not recognize this as a distinct need worth budgeting for, our growth will suffer.

We rely on third-party development partners to build and maintain our platform.

Interruption of these relationships, cost increases, or quality issues could delay our product roadmap or increase our expenses.

We are working toward SOC 2 Type 2 compliance but have not yet completed that process.

SOC, which stands for System and Organizational Controls, is a framework developed by the American Institute of Certified Public Accountants (AICPA) for the purpose of providing regular, independent attestation of the controls that a company has implemented to mitigate information-related risk. Until we are SOC 2 compliant, some enterprise customers may decline to adopt our platform, and any data security incident before or after certification could harm our reputation and expose us to liability.

We depend on our Chief Executive Officer and other key personnel.

We have only two employees and are dependent upon our CEO and other key personnel to operate all aspects of our business. The loss of any of them could disrupt our operations and strategic direction.

We operate on third-party cloud and software infrastructure.

We rely on third-party cloud and software infrastructure which means that our software operates on servers outside of our direct control. Any significant outage, security breach, or change in the terms of those services could disrupt our platform and harm our business.

Risks Related to Our Intellectual Property

We haven’t registered any trademarks or filed for any patents.

We have registered a trademark covering “Targa” but not “targa.ai.” Third parties may adopt similar marks or challenge our use of ours, which could force us to rebrand or incur costs to defend our position.

We have not patented any of our technology.

We rely substantially on trade secrets and know-how rather than patents. Trade secrets are difficult to protect and enforce, and third parties are not precluded from independently developing similar technology.

We rely on third-party developers for portions of our platform that could expose us to challenges to our ownership of our IP.

Portions of our platform are developed by a third-party partner. If our agreements do not effectively assign all resulting intellectual property to us, our ownership of core technology could be challenged.

Risks Related to This Registration and Our Securities

No public trading market for our common stock currently exists.

An active market may not develop even after this Registration Statement becomes effective, which could limit your ability to sell your shares.

We intend for our stock to be quoted on the OTCQB.

The OTCQB typically has lower trading volume, wider spreads, and greater price volatility than a national securities exchange.

If a trading market does develop, it may be thinly traded.

We have a small number of holders of record and a limited number of shares outstanding. This may result in a thin and volatile market even if quotation is obtained.

Our officers and directors own a majority of our shares and therefore can control the board and have significant control over any stockholder votes.

Our officers and directors hold a substantial portion of our outstanding common stock. As a result, they will be able to exert significant influence over matters submitted to a stockholder vote.

We haven’t paid dividends and don’t expect to pay dividends in the future.

We do not intend to pay dividends for the foreseeable future. Any return on your investment will depend entirely on an increase in the value of our common stock, which may not occur.

Becoming a reporting issuer with the SEC will result in significant additional legal, accounting, and compliance costs

As a newly public reporting company, we will incur significant additional legal, accounting, and compliance costs. These costs will increase our operating expenses and could be disproportionately burdensome given our current revenue base.

The reduced reporting requirements of an emerging growth company and a smaller reporting company may make our stock less attractive to investors.

As an emerging growth company and a smaller reporting company, we rely on reduced disclosure requirements. These reduced requirements may make our common stock less attractive to some investors.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

As a smaller reporting company, we are not required to provide the information required by this subsection.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interim Period — Six Months Ended June 30, 2026 and 2025 (Unaudited)

The following discussion and analysis should be read together with our unaudited interim financial statements as of June 30, 2026 and for the six months ended June 30, 2026 and 2025, and the related notes, and with our audited financial statements as of and for the years ended December 31, 2025 and 2024 and the related Management’s Discussion and Analysis, each appearing elsewhere in this Registration Statement. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions, and our actual results may differ materially from those anticipated in those statements as a result of many factors, including those set forth under "Risk Factors." The cautionary note regarding forward-looking statements set forth in our annual Management’s Discussion and Analysis is incorporated into this discussion by reference.

Basis of Presentation and Periods Discussed

Our interim financial statements present statements of operations, changes in stockholders’ equity and cash flows for the six months ended June 30, 2026 and 2025, and a balance sheet as of June 30, 2026 with a comparative balance sheet as of December 31, 2025. Consistent with that presentation, the discussion below addresses material changes in our financial condition from December 31, 2025 to June 30, 2026, and material changes in our results of operations for the six months ended June 30, 2026 compared to the six months ended June 30, 2025. The interim financial statements are unaudited, have been prepared on the same basis as our audited financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the periods presented. Results for the six months ended June 30, 2026 are not necessarily indicative of the results to be expected for the full year.

Overview and Recent Developments

Three developments during the six months ended June 30, 2026 changed our financial position materially:

●Increase in authorized capital and resolution of the Series B preferred stock. We amended our certificate of incorporation to increase our authorized common stock from 5,000,000 shares to 15,000,000 shares. We then exchanged 5,764,079 shares of Series B preferred stock into 9,007,899 shares of common stock. The exchange had no net effect on total stockholders’ equity. Subsequent to June 30, 2026, we increased the number of authorized common shares to 100,000,000.

●Equity financing. We sold 750,000 shares of common stock for gross proceeds of $500,000, or approximately $0.67 per share. This was our first equity financing since the second half of 2025 and our largest single financing to date.

●Resumption of software development. We invested $220,979 in capitalized software development costs during the six months ended June 30, 2026, compared to $5,625 in the corresponding 2025 period. Development activity that had been suspended for lack of capital has resumed.

As a result, shares of common stock issued and outstanding increased from 5,000,000 at December 31, 2025 to 14,757,899 at June 30, 2026, and our working capital position moved from a deficiency of $46,182 at December 31, 2025 to working capital of $57,015 at June 30, 2026. We caution investors, however, that this improvement in the balance sheet was accompanied by a sharp increase in the rate at which we consume cash. We used $440,249 of cash in operating and investing activities during the six months ended June 30, 2026, or approximately $73,375 per month, against the $500,000 we raised. Substantial doubt about our ability to continue as a going concern has not been alleviated. See "—Going Concern" below.

We generated no revenue during the six months ended June 30, 2026, compared to $667 in the corresponding 2025 period, and we had no deferred revenue at either June 30, 2026 or December 31, 2025. Our software platform has not been commercially released, and we have not recorded any amortization of our capitalized software development costs in any period.

Material Changes in Financial Condition

The following table summarizes material changes in our financial condition from December 31, 2025 to June 30, 2026:

	June 30, 2026	Dec. 31, 2025	$ Change	% Change

Cash	123,826	65,561	58,265	88.9%
Total current assets	123,826	65,561	58,265	88.9%
Software development costs, net	443,168	222,189	220,979	99.5%
Total assets	566,994	287,750	279,244	97.0%

Accounts payable and accrued expenses	47,290	60,804	(13,514)	(22.2%)
Accounts payable — related parties	16,021	47,939	(31,918)	(66.6%)
Current portion of loan payable	3,500	3,000	500	16.7%
Total current liabilities	66,811	111,743	(44,932)	(40.2%)
Loan payable, net of current portion	111,314	113,300	(1,986)	(1.8%)
Total liabilities	178,125	225,043	(46,918)	(20.8%)

Working capital (deficiency)	57,015	(46,182)	103,197	n/a
Accumulated deficit	(3,149,600)	(2,975,762)	(173,838)	(5.8%)
Total stockholders’ equity	388,869	62,707	326,162	520.1%

Liquidity and Working Capital

Cash increased $58,265 to $123,826 at June 30, 2026 from $65,561 at December 31, 2025. Working capital moved from a deficiency of $46,182 to working capital of $57,015, a favorable swing of $103,197, and our current ratio improved to 1.85 to 1 from 0.59 to 1. The improvement is attributable to the $500,000 equity financing, which allowed us both to hold a larger cash balance and to reduce current liabilities.

Total current liabilities decreased $44,932, or 40.2%, to $66,811 at June 30, 2026 from $111,743 at December 31, 2025. The decrease reflects the payment of $31,918 of accounts payable and accrued expenses owed to related parties, which decreased to $16,021 from $47,939, and the payment of $13,514 of other accounts payable and accrued expenses, which decreased to $47,290 from $60,804. In our annual Management’s Discussion and Analysis we identified our dependence on the forbearance of related parties as a liquidity risk. The reduction in related-party payables during the six months ended June 30, 2026 has reduced, but not eliminated, that dependence.

Assets

Total assets increased $279,244, or 97.0%, to $566,994 at June 30, 2026 from $287,750 at December 31, 2025. The increase consists of the $220,979 of additions to capitalized software development costs and the $58,265 increase in cash. Capitalized software development costs, increased to $443,168 at June 30, 2026 from $222,189 at December 31, 2025, and represented approximately 78.2% of total assets at June 30, 2026 compared to 77.2% at December 31, 2025. No amortization has been recorded against that asset in any period, and no impairment has been recognized. Our balance sheet therefore remains concentrated in a single asset that has not yet generated revenue. See "—Critical Accounting Estimates."

Indebtedness

Total indebtedness under our U.S. Small Business Administration Economic Injury Disaster Loan decreased $1,486 to $114,814 at June 30, 2026 from $116,300 at December 31, 2025, reflecting the commencement of scheduled principal payments. Of the amount outstanding at June 30, 2026, $3,500 was classified as a current liability and $111,314 as non-current, compared to $3,000 and $113,300, respectively, at December 31, 2025. We paid interest of $1,916 in cash during the six months ended June 30, 2026, compared to $3,402 in the corresponding 2025 period.

Capitalization

Total stockholders’ equity increased $326,162, to $388,869 at June 30, 2026 from $62,707 at December 31, 2025, as the $500,000 of equity proceeds exceeded our net loss of $173,838 for the period. Additional paid-in capital increased to $3,538,321 from $2,807,856, reflecting $499,992 from the sale of common stock and the $230,473 reclassified on conversion of the Series B preferred stock, and additional paid-in capital for shares to be issued was reduced to $nil from $230,563. Our accumulated deficit increased to $3,149,600 at June 30, 2026 from $2,975,762 at December 31, 2025.

Following the transactions described above, 14,757,899 of our 15,000,000 authorized shares of common stock were issued and outstanding at June 30, 2026, leaving 242,101 authorized and unissued shares. No shares of Series B preferred stock were issued and outstanding at June 30, 2026 or December 31, 2025. Subsequent to June 30, 2026, we increased the number of authorized common shares to 100,000,000.

Results of Operations

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The following table summarizes our results of operations for the periods indicated:

	2026	2025	$ Change	% Change

Revenues	—	667	(667)	(100.0%)
Cost of revenues	—	—	—	n/a
Gross profit	—	667	(667)	(100.0%)

Operating expenses:
Technical services	4,523	3,620	903	24.9%
Payroll and professional fees	142,910	47,443	95,467	201.2%
Selling, general and administrative	24,489	5,110	19,379	379.2%
Total operating expenses	171,922	56,173	115,749	206.1%

Loss from operations before other expense	(171,922)	(55,506)	(116,416)	(209.7%)

Other expense:
Interest expense, net of interest income	(1,916)	(3,402)	1,486	43.7%
Forgiveness of debt	—	—	—	n/a
Total other expense	(1,916)	(3,402)	1,486	43.7%

Loss before provision for income taxes	(173,838)	(58,908)	(114,930)	(195.1%)
Provision for income taxes	—	—	—	n/a
Net loss	(173,838)	(58,908)	(114,930)	(195.1%)

Net loss per share — basic and diluted	(0.02)	(0.01)
Weighted average shares — basic and diluted	9,844,855	5,000,000

Revenues

We generated no revenue during the six months ended June 30, 2026, compared to $667 during the six months ended June 30, 2025. The revenue recognized in the 2025 period consisted entirely of the recognition of the deferred revenue balance outstanding at December 31, 2024, and represented all of the revenue we recognized in the year ended December 31, 2025. We had no deferred revenue at June 30, 2026 or December 31, 2025, we have no contracted backlog, and we did not bill any customer or enter into any new customer arrangement during either period presented. We do not expect to generate meaningful revenue until our platform is commercially released.

Operating Expenses

Total operating expenses increased $115,749, or 206.1%, to $171,922 for the six months ended June 30, 2026 from $56,173 for the six months ended June 30, 2025. The increase reflects the resumption of activity funded by the $500,000 equity financing and the costs of preparing this registration statement. Operating expenses for the six months ended June 30, 2026 also exceeded our total operating expenses of $138,283 for the entire year ended December 31, 2025, which illustrates how substantially our level of activity has changed.

Technical services. Technical services expense increased $903, or 24.9%, to $4,523 in the 2026 period from $3,620 in the 2025 period. Technical services consists of amounts paid to third-party developers and technical consultants for work that does not qualify for capitalization. Notwithstanding that additions to capitalized software development costs increased $220,979 to $443,168 for the six months ended Jun 30, 2026 from $222,189 in the 2025 period.

Payroll and professional fees. Payroll and professional fees increased $95,467, or 201.2%, to $142,910 in the 2026 period from $47,443 in the 2025 period. The increase was principally attributable to the Company gearing up to go public, which included adding consultants, auditors and legal to achieve this goal. We expect payroll and professional fees to remain at or above the level incurred in the 2026 period while this registration statement remains pending, and to increase further if we become subject to the reporting requirements of the Exchange Act.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $19,379, or 379.2%, to $24,489 in the 2026 period from $5,110 in the 2025 period and exceeded the $7,231 incurred for the entire year ended December 31, 2025. The increase reflects the resumption of discretionary spending that had been suspended during 2025, including marketing and other necessary minor software charges necessary to operate the business.

Other Expense

Total other expense decreased $1,486, or 43.7%, to $1,916 in the 2026 period from $3,402 in the 2025 period. Other expense in both periods consisted solely of interest expense, net of interest income, on our Economic Injury Disaster Loan.

Net Loss and Net Loss Per Share

Net loss increased $114,930, or 195.1%, to $173,838 for the six months ended June 30, 2026 from $58,908 for the six months ended June 30, 2025. Our net loss for the six months ended June 30, 2026 exceeded our net loss of $144,420 for the entire year ended December 31, 2025.

Net loss per share, basic and diluted, was $(0.02) for the six months ended June 30, 2026 compared to $(0.01) for the six months ended June 30, 2025. Weighted average shares outstanding, basic and diluted, increased to 9,844,855 from 5,000,000, reflecting the 9,757,899 shares issued during the 2026 period weighted for the portion of the period they were outstanding. Because the increase in weighted average shares partially offset the increase in net loss, the change in net loss per share understates the increase in our net loss, and period-to-period comparisons of net loss per share are of limited use. We had no outstanding options, warrants, convertible securities or other potentially dilutive instruments at June 30, 2026, so basic and diluted net loss per share are the same.

Going Concern

Our interim financial statements have been prepared assuming we will continue as a going concern. Notwithstanding the improvement in our balance sheet described above, the conditions that gave rise to substantial doubt about our ability to continue as a going concern at December 31, 2025 have not been alleviated, and in certain respects have worsened. We had an accumulated deficit of $3,149,600 at June 30, 2026, we have not established a source of revenue sufficient to cover our operating costs, we generated no revenue in the six months ended June 30, 2026, and we used $219,270 of cash in operating activities during that period. These conditions continue to raise substantial doubt about our ability to continue as a going concern for the twelve months following the date the interim financial statements were issued.

During the six months ended June 30, 2026 we used $219,270 in operating activities and a further $220,979 in investing activities, for total cash consumption of $440,249, or approximately $73,375 per month. Our cash of $123,826 at June 30, 2026 would fund approximately 1.7 months at that rate, or approximately 3.4 months if capitalized software development expenditures were suspended entirely and only operating cash requirements were funded. Substantially all of the $500,000 we raised during the period was consumed within the period. Management believes our existing cash is not sufficient to fund our operations for the next twelve months and will need to raise additional capital through the sale of common stock.

There can be no assurance that we will be successful in obtaining financing on acceptable terms, or at all. If we are unable to obtain additional capital we would be required to curtail or cease operations, and we may be required to recognize an impairment charge against our capitalized software development costs, which represented approximately 78.2% of our total assets at June 30, 2026. The interim financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Liquidity and Capital Resources

Cash Flows

The following table summarizes our cash flows for the six month period indicated:

	2026	2025	$ Change	% Change

Net cash provided by (used in) operating activities	(219,270)	5,500	(224,770)	n/a
Net cash used in investing activities	(220,979)	(5,625)	(215,354)	(3828.5%)
Net cash provided by financing activities	498,514	—	498,514	n/a
Net increase (decrease) in cash	58,265	(125)	58,390	n/a

Cash — beginning of period	65,561	134	65,427	n/a
Cash — end of period	123,826	9	123,817	n/a

Operating activities. Net cash used in operating activities was $219,270 for the six months ended June 30, 2026, compared to net cash provided by operating activities of $5,500 for the six months ended June 30, 2025, a change of $224,770. Cash used in operating activities in the 2026 period consisted of our net loss of $173,838 plus $45,432 of net unfavorable changes in operating liabilities, comprising the $31,918 reduction in related-party payables and the $13,514 reduction in other accounts payable and accrued expenses. In the 2025 period, by contrast, operating activities generated cash only because the release of $36,665 of restricted cash held in escrow and increases in payables of $28,410 approximate the net loss of $58,908. Neither the escrow release nor the deferral of payables recurred in the 2026 period, and the 2026 period reflects the reversal of the payable deferral. We recorded no non-cash charges in either period; in particular, no amortization of capitalized software development costs and no stock-based compensation.

Investing activities. Net cash used in investing activities increased $215,354 to $220,979 for the six months ended June 30, 2026 from $5,625 for the six months ended June 30, 2025. Investing activities in the 2026 period consisted entirely of additions to capitalized software development costs of $220,979. In the 2025 period we invested $5,625 in capitalized software development costs. Our software development expenditure in the six months ended June 30, 2026 was approximately 39 times the $5,625 we invested during six months ended and the entire year ended December 31, 2025. We expect to continue investing in the platform at a rate constrained by our available capital.

Financing activities. Net cash provided by financing activities was $498,514 for the six months ended June 30, 2026, compared to $nil for the six months ended June 30, 2025. Financing activities in the 2026 period consisted of $500,000 of gross proceeds from the sale of 750,000 shares of common stock, partially offset by $1,486 of principal payments on our Economic Injury Disaster Loan. We had no financing activity in the 2025 period; the $125,000 of equity proceeds we received during the year ended December 31, 2025 was received entirely in the second half of that year.

Material Cash Requirements

Short-term requirements (next twelve months). Our material cash requirements for the next twelve months consist of (i) the settlement of our current liabilities of $66,811 outstanding at June 30, 2026, including $16,021 owed to related parties and $3,500 of scheduled principal payments under our loan payable; (ii) interest on our outstanding indebtedness; (iii) the remaining costs associated with listing our shares to trade; (iv) the incremental costs of operating as a public reporting company; and (v) continued software development, personnel and marketing expenditures required to complete and commercially release our platform. If we were to continue to consume cash at the rate experienced in the six months ended June 30, 2026, our cash requirements for the next twelve months would be approximately $880,500. We estimate that we will require approximately $1,000,000 over the next twelve months to execute our plan of operation of which approximately $250,000 relates to completion of the platform. Our cash of $123,826 at June 30, 2026 is not sufficient to meet these requirements.

Long-term requirements (beyond twelve months). Beyond the next twelve months, our material cash requirements consist of the remaining principal and interest payments under our loan payable, of which $111,314 was classified as non-current at June 30, 2026, and the continuing costs of operating and scaling our platform. We have no long-term purchase commitments, capital lease obligations or operating lease obligations requiring disclosure.

Sources of Liquidity

We have no credit facility, committed line of credit, equity line, standby equity purchase agreement or other committed source of capital, and no agreement, arrangement or understanding pursuant to which any person is obligated to provide financing to us. Our sources of liquidity at June 30, 2026 consisted of our cash balance of $123,826. Since inception, we have financed our operations principally through sales of equity securities, including the $500,000 raised during the six months ended June 30, 2026, and we expect to remain dependent on equity financing for the foreseeable future. Any such financing is likely to be dilutive to existing holders; the 750,000 shares sold during the 2026 period were sold at approximately $0.67 per share. No other subsequent event has occurred.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as that term is defined in Item 303(b) of Regulation S-K, that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

Our critical accounting estimates are described in our annual Management’s Discussion and Analysis appearing elsewhere in this Registration Statement, and there has been no change in the methodology by which we develop those estimates. The following developments during the six months ended June 30, 2026 affect the estimate relating to our capitalized software development costs, which is our most significant accounting estimate.

We capitalized $220,979 of software development costs during the six months ended June 30, 2026, increasing the carrying amount to $443,168, or approximately 78.2% of total assets, at June 30, 2026. Determining which costs qualify for capitalization, and the point at which capitalization must cease, requires significant judgment. Had management concluded that the amounts capitalized in the period did not qualify for capitalization, our net loss for the six months ended June 30, 2026 would have increased from $173,838 to $394,817, an increase of approximately 127.1%, and our total assets would have been reduced correspondingly.

We began capitalizing software development costs on January 1, 2024, the date as of which management determined that technological feasibility of the platform had been established. We have recorded no amortization because the platform has not yet been released for general availability. The fact that we invested $220,979 in continued development during the six months ended June 30, 2026 is consistent with that determination, but the passage of time without a commercial release increases the risk that the platform will be technologically superseded before it generates revenue. We will commence amortization upon the platform being placed in service, and the selection of the useful life and amortization method at that time will materially affect our reported results. Based on the June 30, 2026 carrying value and an estimated useful life of 3-5 years, annual amortization would be approximately $88,634 to $147,723.

We evaluate the recoverability of our capitalized software development costs at each reporting date, by comparing the unamortized capitalized costs to the net realizable value of the product. Because we have generated no revenue from the platform, generated no revenue at all in the six months ended June 30, 2026, have not completed development, and depend on obtaining additional financing to complete it, these estimates are subject to a high degree of estimation uncertainty. Management concluded that no impairment was required at June 30, 2026. An adverse change in these assumptions could result in an impairment charge of up to the full carrying amount of $443,168, which would eliminate substantially 78.2% of our total assets and our stockholders’ equity of $388,869.

There has been no change to our critical accounting estimates relating to revenue recognition or to income taxes and the valuation allowance against our net deferred tax assets, other than the increase in our net operating loss carryforwards resulting from the loss incurred in the period. We continue to maintain a full valuation allowance against our net deferred tax assets, and we recorded no provision for income taxes in either period presented. Our ability to utilize our net operating loss carryforwards may be limited by Sections 382 and 383 of the Internal Revenue Code as a result of the share issuances during the six months ended June 30, 2026.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The following discussion and analysis of our financial condition and results of operations should be read together with our audited financial statements as of and for the years ended December 31, 2025 and 2024, and the related notes, appearing elsewhere in this Registration Statement. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this Registration Statement. We are a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, and we have elected to provide the scaled disclosure permitted by Item 303(b) of Regulation S-K, including a discussion covering the two most recent fiscal years.

Cautionary Note Regarding Forward-Looking Statements

This Registration Statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact contained in this Management’s Discussion and Analysis are forward-looking statements, including statements regarding our plan of operations, our expectations as to the sufficiency of our capital resources, the anticipated commercial release of our software, our anticipated capital requirements and our ability to obtain additional financing. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "will," "would" and similar expressions identify forward-looking statements, although not all forward-looking statements contain these words. These statements are based on management’s current expectations and are subject to known and unknown risks and uncertainties. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Overview

Targatek, Inc. (the "Company," "we," "us" or "our") was incorporated in the State of Delaware on November 1. 2018. We are a development-stage technology company engaged in the design and development of targa.ai, a software platform that helps leaders lead by turning strategic planning into measurable execution. Since inception, substantially all of our activities have consisted of developing our software platform, and we have not yet commenced planned principal commercial operations at scale.

We have generated only nominal revenue to date. For the year ended December 31, 2025, we recognized revenues of $667, compared to $3,333 for the year ended December 31, 2024. Our revenue in 2025 consisted entirely of the recognition of amounts previously received and recorded as deferred revenue at December 31, 2024; we did not enter into any new revenue-generating customer arrangements during 2025. We have incurred net losses in each period since inception, including net losses of $144,420 and $609,641 for the years ended December 31, 2025 and 2024, respectively, and we had an accumulated deficit of $2,975,762 at December 31, 2025.

At December 31, 2025, capitalized software development costs of $222,189, net, represented approximately 77.2% of our total assets of $287,750. The recoverability of that asset depends on our ability to complete, commercially release and monetize the underlying software, which in turn depends on our ability to raise substantial additional capital. See "—Critical Accounting Estimates" and "—Liquidity and Capital Resources" below.

During 2025 we substantially curtailed our operating activities in order to conserve cash pending the raising of additional capital which did not fully commence again until 2026. Total operating expenses decreased 75.6% to $138,283 in 2025 from $567,743 in 2024, and additions to capitalized software development costs decreased 97.4% to $5,625 in 2025 from $216,564 in 2024. Management does not regard the reduced level of expenditure in 2025 as indicative of the expenditure required to execute our business plan, and we expect our operating expenses and development spending to increase substantially during the next twelve months. Accordingly, our results of operations for the year ended December 31, 2025 are not necessarily indicative of our results of operations for future periods.

Going Concern and Management’s Plans

Our financial statements have been prepared assuming we will continue as a going concern. As reflected in the accompanying financial statements, we had cash of $65,561 at December 31, 2025, a working capital deficiency of $46,182, an accumulated deficit of $2,975,762, and net cash used in operating activities of $53,948 for the year then ended. We have not established a source of revenue sufficient to cover our operating costs. These conditions raise substantial doubt about our ability to continue as a going concern for the twelve months following the date the financial statements were issued. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements with respect to this uncertainty.

Our net cash used in operating activities in 2025 of $53,948 was substantially less than our net loss of $144,420 for the same period. The difference of $90,472 is attributable principally to two sources that management does not expect to recur: (i) the release of $36,665 held in an escrow account at December 31, 2024, and (ii) an increase of $47,939 in accounts payable and accrued expenses owed to related parties, reflecting deferral rather than payment of amounts owed to those parties. Excluding these items, our cash operating requirements more closely approximate our net loss. On the basis of our 2025 net loss, our average monthly cash requirement was approximately $12,035, which would exhaust our December 31, 2025 cash balance in approximately 5.4 months. Management believes our existing cash is not sufficient to fund our operations for the next twelve months, and that we will require additional capital during that period.

Management’s plans to address these conditions include:

●continuing to limit discretionary operating expenditures, and to defer payment of amounts owed to related parties, until additional capital is obtained;

●seeking additional equity or debt financing from existing stockholders, including related parties, and from new investors; and

●deferring further capitalized software development expenditures until financing is obtained.

There can be no assurance that we will be successful in obtaining financing on acceptable terms, or at all. Our ability to defer amounts owed to related parties depends on the continued forbearance of those parties, which is not documented by any written agreement and may be withdrawn at any time. If we are unable to obtain additional capital, we would be required to curtail or cease operations, and we may be required to recognize an impairment charge against our capitalized software development costs, which represented approximately 77% of our total assets at December 31, 2025. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Results of Operations

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes our results of operations for the periods indicated:

	2025	2024	$ Change	% Change

Revenues	667	3,333	(2,666)	(80.0%)
Cost of revenues	—	(61)	61	n/a
Gross profit	667	3,272	(2,605)	(79.6%)

Operating expenses:
Technical services	13,384	9,237	4,147	44.9%
Payroll and professional fees	117,668	377,870	(260,202)	(68.9%)
Selling, general and administrative	7,231	180,636	(173,405)	(96.0%)
Total operating expenses	138,283	567,743	(429,460)	(75.6%)

Loss from operations before other expense	(137,616)	(564,471)	426,855	75.6%

Other expense:
Interest expense, net of interest income	(6,804)	(6,904)	100	1.4%
Other expense	—	(38,266)	38,266	n/a
Total other expense	(6,804)	(45,170)	38,366	84.9%

Loss before provision for income taxes	(144,420)	(609,641)	465,221	76.3%
Provision for income taxes	—	—	—	n/a
Net loss	(144,420)	(609,641)	465,221	76.3%

Net loss per share — basic and diluted	(0.03)	(0.12)
Weighted average shares — basic and diluted	5,000,000	5,000,000

Revenues

Revenues decreased $2,666, or 80.0%, to $667 for the year ended December 31, 2025 from $3,333 for the year ended December 31, 2024. The entire amount recognized in 2025 represented the amortization into revenue of the $667 of deferred revenue outstanding at December 31, 2024, and our deferred revenue balance was $nil at December 31, 2025. We did not bill any customers or enter into any new customer arrangements during the year ended December 31, 2025. Revenue in 2024 was derived from a single prepaid subscription to our platform of $4,000, of which $3,333 was recognized in 2024 and the remaining $667 was deferred and recognized in 2025; confirm against the customer contract and conform to the revenue recognition note.

We do not expect to generate meaningful revenue until our software platform is commercially released and we have established a sales and customer-onboarding capability.

Cost of Revenues and Gross Profit

We recorded no cost of revenues for the year ended December 31, 2025, compared to $61 for the year ended December 31, 2024, consistent with the fact that the 2025 revenue represented recognition of a previously deferred amount for which the associated direct costs had been incurred in a prior period. Gross profit was $667 in 2025 compared to $3,272 in 2024. Given the nominal amounts involved, management does not consider gross profit or gross margin to be a meaningful measure of our performance for either period.

Operating Expenses

Total operating expenses decreased $429,460, or 75.6%, to $138,283 for the year ended December 31, 2025 from $567,743 for the year ended December 31, 2024. The decrease reflects a deliberate curtailment of activity in response to our limited cash resources, rather than efficiencies achieved or a reduction in the scope of our business plan.

Technical services. Technical services expense increased $4,147, or 44.9%, to $13,384 in 2025 from $9,237 in 2024. Technical services consists of amounts paid to third-party developers and technical consultants for work that does not qualify for capitalization. The increase, at a time when additions to capitalized software development costs declined 97.4%, reflects a shift in the character of our development activity during 2025 from new feature development, which is eligible for capitalization, to maintenance, hosting support and corrective work which is expensed as incurred.

Payroll and professional fees. Payroll and professional fees decreased $260,202, or 68.9%, to $117,668 in 2025 from $377,870 in 2024. The decrease was principally attributable to the conservation of cash described above in 2025 as we paused on certain expenditures that picked up again in 2026. Expenses with related-party consultants were $58,618 in 2025, compared to $19,814 in 2024. Of these related-party expenses, $31,618 had not been paid at December 31, 2025 and is included in accounts payable and accrued expenses owed to related parties. We expect payroll and professional fees to increase materially as we add personnel and incur the recurring legal, accounting and compliance costs of a public reporting company.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased $173,405, or 96.0%, to $7,231 in 2025 from $180,636 in 2024. The decrease reflects the substantial elimination of discretionary spending, which is described above as we paused all non-mandatory expenses such as software to run the business and other office expenses. At the 2025 level of expenditure we are not conducting marketing or business development activity, and we do not regard this level as sustainable or as consistent with our business plan. We picked up spending in 2026 as a result of additional equity financings.

Other Expense

Total other expense decreased $38,266, or 84.9%, to $6,804 in 2025 from $45,170 in 2024. Interest expense, net of interest income, was substantially unchanged at $6,804 in 2025 compared to $6,904 in 2024, consistent with the fact that the principal amount of our outstanding indebtedness was unchanged at $116,300 at both dates. The $38,266 charged to other expense in 2024 consisted of an impairment due to capital raise that we were not able to complete; no comparable amount was incurred in 2025.

Provision for Income Taxes

We recorded no provision for income taxes for either the year ended December 31, 2025 or the year ended December 31, 2024. We have incurred losses since inception and have recorded a full valuation allowance against our net deferred tax assets, which consist principally of net operating loss carryforwards, because we have concluded it is not more likely than not that those assets will be realized. At December 31, 2025 we had federal net operating loss carryforwards of approximately $2,975,762, which under the Tax Cuts and Jobs Act of 2017 are carried forward indefinitely but are limited to an offset of 80% of taxable income in any year.

Net Loss

Net loss decreased $465,221, or 76.3%, to $144,420 for the year ended December 31, 2025 from $609,641 for the year ended December 31, 2024. Net loss per share, basic and diluted, was $(0.03) in 2025 compared to $(0.12) in 2024, in each case based on 5,000,000 weighted average shares outstanding, which was unchanged between the periods because no shares of common stock were issued in either year. We caution investors that the reduction in net loss resulted from the curtailment of operations described above and does not reflect progress toward profitability.

Known Trends, Events and Uncertainties

In addition to the matters described under "—Going Concern and Management’s Plans," the following known trends and uncertainties are reasonably likely to cause our reported financial information not to be indicative of our future operating results or financial condition:

●Absence of a revenue base. We recognized no revenue from new customer arrangements in 2025 and had no deferred revenue at December 31, 2025. We have no contracted backlog and no committed source of future revenue.

●Suspension of development spending. Additions to capitalized software development costs were $5,625 in 2025, compared to $216,564 in 2024. Our software platform has not been placed in service, and we cannot complete and commercially release it without additional capital. Continued delay increases the risk that the platform will be technologically superseded before release and that our capitalized costs will not be recoverable.

●Dependence on related-party forbearance. Accounts payable and accrued expenses owed to related parties increased from $0 at December 31, 2024 to $47,939 at December 31, 2025. Our liquidity in 2025 depended materially on the willingness of those parties to defer payment, which is undocumented and may be withdrawn.

●Expected increase in costs as a public company. If our registration statement is declared effective, we will incur recurring legal, accounting, audit, transfer agent, filing and insurance costs that we have not previously incurred. We currently estimate these incremental costs at approximately $120,000 annually.

●Commencement of amortization. We have recorded no amortization of capitalized software development costs to date. Upon the platform being placed in service, we will begin recognizing amortization expense, which based on the December 31, 2025 carrying value of $222,189 and an estimated useful life of 3-5 years would be approximately $44,438 to $74,063 per year. This charge will increase our reported net loss without affecting cash flow.

●Commencement of debt service. At December 31, 2025 we classified $3,000 of our outstanding loan payable as a current liability, compared to none at December 31, 2024, reflecting the scheduled commencement of principal payments. See "—Liquidity and Capital Resources — Indebtedness."

Liquidity and Capital Resources

Overview

Since inception we have financed our operations principally through sales of our equity securities and, to a lesser extent, through a loan under the U.S. Small Business Administration’s Economic Injury Disaster Loan program. We have not generated cash from operations in any period. The following table summarizes our liquidity position at the dates indicated:

	December 31, 2025	December 31, 2024
Cash	65,561	134
Restricted cash — escrow	—	36,665
Total current assets	65,561	36,799
Total current liabilities	111,743	54,936
Working capital (deficiency)	(46,182)	(18,137)
Total liabilities	225,043	171,236
Accumulated deficit	(2,975,762)	(2,831,342)
Total stockholders’ equity	62,707	82,127

At December 31, 2025 we had cash of $65,561 and a working capital deficiency of $46,182, compared to cash of $134 (together with restricted cash held in escrow of $36,665) and a working capital deficiency of $18,137 at December 31, 2024. Our working capital deficiency widened by $28,045 during 2025, notwithstanding the receipt of $125,000 from sales of equity securities, principally because of the $46,407 increase in amounts owed to related parties and the reclassification of $3,000 of our loan payable to current liabilities.

Total stockholders’ equity decreased $19,420 to $62,707 at December 31, 2025 from $82,127 at December 31, 2024, as the $125,000 of equity proceeds received during the year was more than offset by our net loss of $144,420. Substantially all of our stockholders’ equity is represented by capitalized software development costs rather than by liquid assets.

Cash Flows

The following table summarizes our cash flows for the annual periods indicated:

	2025	2024	$ Change	% Change

Net cash used in operating activities	(53,948)	(589,776)	535,828	90.9%
Net cash used in investing activities	(5,625)	(216,564)	210,939	97.4%
Net cash provided by financing activities	125,000	645,663	(520,663)	(80.6%)
Net increase (decrease) in cash	65,427	(160,677)	226,104	n/a

Cash — beginning of year	134	160,811	(160,677)	n/a
Cash — end of year	65,561	134	65,427	n/a

Operating activities. Net cash used in operating activities decreased $535,828, or 90.9%, to $53,948 in 2025 from $589,776 in 2024. Net cash used in operating activities in 2025 consisted of our net loss of $144,420, offset by $90,472 of net favorable changes in operating assets and liabilities, comprising the release of $36,665 of restricted cash held in escrow, an increase of $47,939 in accounts payable and accrued expenses owed to related parties and an increase of $6,535 in other accounts payable and accrued expenses, partially offset by the $667 reduction in deferred revenue. We had no non-cash charges in either period; in particular, we recorded no amortization of capitalized software development costs and no stock-based compensation. As discussed above, the favorable working capital changes in 2025 are not expected to recur, and management therefore expects cash used in operating activities in future periods to approximate or exceed our net loss.

Investing activities. Net cash used in investing activities decreased $210,939, or 97.4%, to $5,625 in 2025 from $216,564 in 2024. In 2025 we invested $5,625 in capitalized software development costs. In 2024 we invested $216,564 in capitalized software development costs. The reduction reflects the suspension of substantive development work described above and not the completion of the platform.

Financing activities. Net cash provided by financing activities decreased $520,663, or 80.6%, to $125,000 in 2025 from $645,663 in 2024. Financing activities in 2025 consisted entirely of $125,000 of proceeds from the sale of common stock. Financing activities in 2024 consisted of $415,000 of proceeds from the sale of common stock, $210,563 of proceeds from the sale of Series B preferred stock for which shares had not been issued as of December 31, 2024 and 2025, and $100 of proceeds under our Economic Injury Disaster Loan. We made no principal repayments of indebtedness in either period.

Material Cash Requirements

Short-term requirements (next twelve months). Our material cash requirements for the twelve months following the date of this Registration Statement consist of (i) the settlement of our current liabilities of $111,743 outstanding at December 31, 2025, including $47,939 owed to related parties and $3,000 of scheduled principal payments under our loan payable; (ii) interest on our outstanding indebtedness, which was $6,804 in cash in 2025; (iii) the costs of becoming a reporting issuer with the SEC; (iv) the incremental costs of operating as a public reporting company; and (v) the software development, personnel and marketing expenditures required to complete and commercially release our platform. We estimate that we will require approximately $1,000,000 over the next twelve months to execute our plan of operations, of which approximately $250,000 relates to completion of the platform. Our cash of $65,561 at December 31, 2025 is not sufficient to meet these requirements.

Long-term requirements (beyond twelve months). Beyond the next twelve months, our material cash requirements consist of the remaining principal and interest payments under our loan payable, of which $113,300 was classified as non-current at December 31, 2025, and the continuing costs of operating and scaling our platform. We have no long-term purchase commitments, capital lease obligations or operating lease obligations requiring disclosure. The Company has no lease obligations under ASC 842 and no employment agreements with fixed cash commitments. We expect that we will need to raise additional capital in order to achieve profitability, and that such capital may not be available on acceptable terms.

Indebtedness

At December 31, 2025 and 2024 we had $116,300 outstanding under a loan from the U.S. Small Business Administration made under its Economic Injury Disaster Loan program. At December 31, 2025, $3,000 of this amount was classified as a current liability and $113,300 as non-current; at December 31, 2024 the entire amount was classified as non-current. The loan bears interest at 3.75% per annum, matures on June 18, 2050 requires monthly payments of principal and interest of $567 commencing January 1, 2026. We paid interest of $6,804 and $6,904 in cash during the years ended December 31, 2025 and 2024, respectively. We are not subject to any financial covenants under the loan.

Sources of Liquidity and Financing Arrangements

We have no credit facility, committed line of credit, equity line, standby equity purchase agreement or other committed source of capital, and no agreement, arrangement or understanding pursuant to which any person is obligated to provide financing to us. Our only sources of liquidity at December 31, 2025 were our cash balance of $65,561 and the forbearance of related parties with respect to $47,939 of payables. We are not party to any transaction, arrangement or relationship with an unconsolidated entity that is reasonably likely to have a material effect on our liquidity or capital resources.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as that term is defined in Item 303(b) of Regulation S-K, that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. We consider an accounting estimate to be critical if it requires assumptions about matters that were highly uncertain at the time the estimate was made and if different estimates that reasonably could have been used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations. Our critical accounting estimates are described below.

Capitalization and Recoverability of Software Development Costs

We account for the costs of developing our software under ASC 985-20, Software — Costs of Software to Be Sold, Leased, or Marketed. Under that guidance, costs incurred prior to establishing technological feasibility are expensed as incurred, and costs incurred thereafter are capitalized until the software is available for general release to customers. Determining the point at which capitalization begins and ends, and distinguishing between capitalizable development activity and expensed maintenance activity, requires significant judgment by management. Had management concluded that the amounts capitalized did not qualify for capitalization, our net loss would have increased by those amounts and our total assets would have been correspondingly reduced.

We have recorded no amortization of capitalized software development costs in any period, reflecting management’s determination that the software has not yet been released for general availability. That determination is itself a significant judgment. We will commence amortization upon the platform being placed in service, and the selection of the useful life and amortization method at that time will materially affect our reported results.

Management concluded that no impairment was required at June 30, 2026, December 31, 2025 and December 31, 2024. An adverse change in these assumptions, including a further delay in the anticipated release date or a failure to obtain financing, could result in an impairment charge of up to the full carrying amount which would eliminate substantially all of our total assets and our stockholders’ equity.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. The guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the updated guidance using the full retrospective method.

Under ASC 606, in order to recognize revenue, the Company is required to identify an approved contract with commitments to perform respective obligations, identify rights of each party in the transaction regarding goods to be transferred, identify the payment terms for the goods transferred, verify that the contract has commercial substance and verify that collection of substantially all consideration is probable. The adoption of ASC 606 did not have an impact on the Company’s operations or cash flows.

The Company recognized revenue as they (i) identified the contracts with each customer; (ii) identified the performance obligation in each contract; (iii) determined the transaction price in each contract; (iv) were able to allocate the transaction price to the performance obligations in the contract; and (v) recognized revenue upon the satisfaction of the performance obligation. The Company records revenue for the development of software to be delivered upon completion, and in accordance with the contract, revenue is recorded upon work being completed over time.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from the use of the software platform, the subscription revenue is prepaid and recognized monthly over the term of the contract as well as all revenue generated through our SaaS fees generated are billed monthly based on time incurred and revenue is recognized once services have been provided and the Company has the right to invoice the time pursuant to ASC 606-10-55-18. This does not change when revenue is recognized as the Company will still need to establish that the performance obligation has been satisfied over time. If the right to invoice criteria is satisfied, the Company can recognize revenue based on the amount to which it has the right to invoice.

Income Taxes and Valuation Allowance

To address accounting for uncertainty in tax positions, the Company clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company also provides guidance on de-recognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition.

Recently Issued Accounting Pronouncements

We have reviewed the accounting pronouncements issued by the Financial Accounting Standards Board that are not yet effective and do not believe that any such pronouncement will have a material effect on our financial statements upon adoption.

Emerging Growth Company and Smaller Reporting Company Status

We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012. As an emerging growth company we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies, including an exemption from the auditor attestation requirement of Section 404(b) of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation. Section 107 of the JOBS Act permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of an offering of common equity securities under a registration statement, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt, and (iv) the date we qualify as a "large accelerated filer," with at least $700 million of equity securities held by non-affiliates. We are also a "smaller reporting company" as defined in Rule 12b-2 under the Exchange Act and may continue to be one after we cease to be an emerging growth company, in which case we would continue to be permitted to provide scaled disclosure, including two years of audited financial statements and the scaled management’s discussion and analysis presented above.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined in Rule 12b-2 under the Exchange Act and are not required to provide the information required by Item 305 of Regulation S-K.

ITEM 3. PROPERTIES

Targatek does not own real property. We operate as a fully remote company, with our headquarters address at the Levan Center in Fort Lauderdale, Florida. We believe this arrangement is adequate for our current operations and anticipated growth over at least the next twelve months.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding beneficial ownership of our common stock as of July 31, 2026 by: each person known to us to beneficially own more than 5% of our outstanding common stock; each of our directors and named executive officers; and all directors and executive officers as a group. The percentages are based on 14,757,899 shares of common stock outstanding as of July 31, 2026.

Title of class	Name of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class
Common	William Adams Jr., Chairman, Founder	5,315,542(2)	36.14%
Common	Joseph Thompson, Chief Executive Officer and Director	600,000	4.08%
Common	Bill Schick, Director	200,000	1.36%
Common	Ania Mikson, Director	150,000	1.02%
Common	Brad Paulis, Director	100,000	0.68%
Common	Mark Sternberger, Director	70,483	0.48%
Common	All directors and executive officers as a group (6 persons)	6,436,025	43.76%
	Other Beneficial Owners
Common	Dan Taylor	1,153,271	7.84%
Common	Barbara Miller	1,302,672	8.86%
Common	Linda Adams	956,673(3)	6.50%

(1)The address for each beneficial owner is 3100 Ray Ferrero Jr. Blvd., Fort Lauderdale, FL  33314

(2)Does not include 956,673 shares owned by his spouse Linda Adams. William Adams shares a household with Linda Adams but does not exercise voting or investment power over her shares, and specifically disclaims beneficial ownership of those shares.

(3)Does not include 5,315,542 shares owned by her spouse William Adams, for which Linda Adams specifically disclaims beneficial ownership.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our directors and executive officers as of the date of this Registration Statement. Biographies follow the table.

Name	Age	Position	Director Since
William Adams Jr.	78	Founder, Chairman of the Board, and Chief Vision Officer	2019
Joseph Thompson	55	Chief Executive Officer and Director	2026
Mark Sternberger	59	Director	2023
Bill Schick	71	Director	2026
Ania Mikson	56	Director	2026
Brad Paulis	59	Director	2026

William “Bill” Adams Jr., Founder, Chairman of the Board, and Chief Vision Officer

William "Bill" Adams Jr. founded Targatek and serves as Chairman of the Board and Chief Vision Officer. Mr. Adams brings more than four decades of experience in organizational management, leadership development, and entrepreneurship. Earlier in his career, he held management positions at Johnson & Johnson, BorgWarner Health Products, and Herman Miller. He founded the Adams Group, a management consulting firm, which he exited in 1992. In 1993 he founded a second consultancy, InfoSource, which was acquired by Dell/Perot Systems in 1996. In 1998 he founded Consult WhiteSpace LLC, a change management consulting practice. While leading that firm, he served on the boards of four NASDAQ-listed companies, including service as interim Chairman and Chief Executive Officer. Mr. Adams is the author of Outfocus, published by Forbes Books, and co-author of Healthcare: A System in Crisis. He holds a Bachelor's degree in Psychology and Organizational Management from Ithaca College.

The Board believes Mr. Adams's four decades of experience founding, building, and exiting consulting firms, together with his service as a director and interim Chairman and Chief Executive Officer of public companies, qualify him to serve as Chairman.

Joseph Thompson, Chief Executive Officer and Director

Joseph Thompson serves as Chief Executive Officer and a member of the Board of Directors of Targatek, Inc. Mr. Thompson brings more than 25 years of progressive leadership in enterprise software. From 2021 to 2024, he served as Vice President, Field Chief Technology Officer at aPriori Technologies. In that role he advised both customer executives and the company's executive team, served on the sales leadership team, and led a 20-person global implementation and project management organization. Before aPriori, Mr. Thompson spent 14 years with PTC Inc., advancing from consulting leadership into executive roles. He led a consulting sales and delivery business unit from 2014 to 2019, culminating in responsibility for a $20 million P&L, and directed the pursuit and delivery of a first-of-its-kind SaaS program for the United States Air Force. He then served as a Major Account Executive in enterprise software sales from 2019 to 2020 and as Vice President of Corporate Strategy in 2021. Earlier, Mr. Thompson spent five years as a Consulting Manager with CapTech Ventures. He began his career at PTC, where he served three years as a consultant and solution architect, bringing his total tenure with PTC to 17 years.

Mr. Thompson served for 15 years as a commissioned officer in the United States Army, the United States Army Reserve, and the Virginia Army National Guard, concurrent with the early years of his civilian career. He held specialties as a Combat Engineer and Infantry Officer. In 1996 he completed a combat area deployment to Bosnia in support of Operation Joint Endeavor (IFOR). In 2006 he graduated from the Intermediate Level Education course at the U.S. Army Command and General Staff College. He separated at the rank of Major.

In 2021, Mr. Thompson founded AudaxRes, an AI and operations consulting practice, and he has served as an Operating Partner with Acquisition Network since September 2025. He has served on the Board of Directors of Visual Workforce Inc., a cloud-based workforce skills management company, since 2020, and on the board of the Friends of Barnabas Foundation since 2015, where he co-chairs the Development Committee and leads medical mission teams to Honduras. He also leads the Mid-Atlantic region of F3, a national fitness and leadership organization.

Mr. Thompson holds a Bachelor of Science in Computer Science, with a minor in Physics, from the University of Richmond, and earned a Certificate of Management Excellence from Harvard Business School in 2025.

The Board believes Mr. Thompson's executive leadership in enterprise software, his experience building and running P&L-accountable business units, and his military leadership background qualify him to serve as a director.

Ania Mikson, Director

Ania Mikson serves as a member of our Board of Directors since 2026. She is the founder and principal of Lapis Advisory, an independent advisory practice launched in 2025 focused on the organizational and workforce side of corporate transactions, transformations, and leadership transitions, including work with founder-led businesses moving to professional management. From 2016 to 2024, she served as Managing Director and Chief Human Resources Officer of Future Standard, formerly FS Investments, where she built the firm's human resources function and operating model through a period of significant growth and acquisition activity. Earlier in her career, she spent nearly a decade at Macquarie Group in senior human resources leadership roles, including Global Head of Human Resources for Macquarie Investment Management, following human resources leadership positions at Delaware Investments and Lincoln Financial Group. She holds a Master of Science in Organizational Dynamics from the University of Pennsylvania and an MBA in Finance from Villanova University.

The Board believes Ms. Mikson's experience in organizational planning and development demonstrated by building the human resources function of a fast-growing investment firm through significant acquisition activity, together with her advisory work on transactions and leadership transitions, qualifies her to serve as a director.

Brad Paulis, Director

Brad Paulis has served as a member of the Board of Directors since 2026. He is a Partner at Continuing Care Actuaries, an actuarial consulting firm serving the senior living industry, where he has worked since 2001 and manages day-to-day firm operations. Mr. Paulis has more than three decades of experience evaluating and communicating financial and operational risk, including audit and compliance work developed earlier in his career with a major public accounting firm, and has consulted for federal, state, and local government entities, including the U.S. Department of Defense and the Centers for Medicare and Medicaid Services. He has served on the board of Wesley SecureCare, a nonprofit senior services organization, since 1991, including as Board President from 2010 to 2025, and currently serves on the Bucknell University Alumni Association board and as an advisory board member for Alzheimer's Treatment Centers of America. He holds a Bachelor of Science and Master of Science in Mathematics from Bucknell University.

The Board believes Mr. Paulis's three decades of experience evaluating financial and operational risk, his audit and compliance background, and his long record of nonprofit board leadership qualify him to serve as a director.

Bill Schick, Director

Bill Schick serves as a member of the Board of Directors since 2026. He retired in 2024 from Deloitte Digital, where he spent more than thirteen years as a Managing Director providing strategy and technology consulting services focused on enterprise digital transformation, capping a professional services career of nearly five decades. Earlier roles included Industry Partner at HCL Technologies and Vice President positions at Electronic Data Systems and Hewlett Packard, where he led global business process outsourcing and multichannel commerce practices for large enterprise clients. He previously served as Chair of the Board of Directors of the Alzheimer's Association National Capital Area Chapter. He holds a Master of Science in Management Information Systems from the University of Southern California and a Bachelor of Arts in Geology and Earth Science from Colgate University.

The Board believes Mr. Schick's leadership in top tier consulting firms and deep experience advising large enterprises on strategy and technology adoption gives the Board direct insight into the customers the Company serves and qualifies him to serve as a director.

Mark Sternberger, Director

Mark Sternberger has served as a member of our Board of Directors since 2023. He is the Principal of Mark & Associates Intelligent Transformation Services, an enterprise digital transformation and technology synchronization consulting practice he has led since 2007. From May 2024 to September 2025, he served as Chief Enterprise Architect for Cybersecurity and Operational Technologies at PSEG, supporting a large-scale divestiture, consolidation, and modernization of the utility's application and infrastructure portfolio. During 2024, he also served as a DevSecOps platform lead and interoperability subject matter expert on a U.S. Department of Defense Air Force program supporting CI/CD automation and Zero Trust architecture governance. From 2014 to 2022, he led the Agile-DevSecOps global practice at NTT DATA Services, where he developed a digital modernization framework recognized with a CIO magazine product-of-the-year award. Earlier in his career, he held enterprise architecture and technology leadership roles at Raytheon Technologies, Dextrys, WellPoint, JPMorgan Chase, Manulife/John Hancock, and Diamond Cluster International. Mr. Sternberger holds a Master of Science in Information Technology Program Management from The George Washington University School of Business and a Bachelors in Environmental Science / Computer Science from Florida International University.

The Board believes Mr. Sternberger's decades of experience modernizing enterprise technology platforms and governing secure architecture give the Board direct technical oversight of the Company's product and qualify him to serve as a director.

Family Relationships

William Adams Jr., our Chairman and Chief Vision Officer, and Linda Adams are spouses.

Involvement in Certain Legal Proceedings

None

Board Committees

The Board has not established a separate audit committee, compensation committee, or nominating committee. As a result, the full Board of Directors performs the functions that would otherwise be delegated to those committees, including oversight of our financial reporting and internal controls, executive and director compensation, and the identification and nomination of candidates for election to the Board. We will not be required to maintain such committees under the rules applicable to the OTCQB Venture Market. As our business grows and our board composition develops, the Board may determine to establish one or more standing committees and to adopt written charters governing their responsibilities.

Code of Ethics

The Company has adopted a code of ethics applicable to its principal executive officer and principal financial officer.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth compensation paid to our principal executive officer and our other most highly compensated executive officers for the fiscal year ended December 31, 2025. As a smaller reporting company and an emerging growth company, we provide the scaled compensation disclosure permitted under Item 402 of Regulation S-K.; Mr. Thompson’s employment agreement was entered into in December 31, 2025 and no compensation was paid or accrued. Mr. Adams compensation is reflected in the table below.

Name and Principal Position	Year	Salary	Bonus	Equity Awards	Total
Joseph Thompson, Chief Executive Officer	2025	$0	$0	None	$0
	2024	n/a	n/a	n/a	n/a
William Adams Jr., Chairman and Chief Vision Officer	2025	$37,500	$0	None	$37,500
	2024	$52,500	$0	None	$52,500

Employment Agreements and Arrangements

Joseph Thompson serves as Chief Executive Officer under a formal employment agreement dated December 31, 2025. Under the agreement, Mr. Thompson receives an annual base salary of $120,000 that increases to $180,000 on January 1, 2027 and $240,000 on January 1, 2028. The agreement has an initial term of two years and provides for bonus compensation based on achievement of product launch and revenue milestones. Mr. Thompson is required to provide two months’ advance notice of resignation and is entitled to two months of base salary as severance upon termination without cause. In connection with his appointment, Mr. Thompson purchased 600,000 shares of the Company’s common stock.

William Adams Jr. serves as Chairman of the Board and as Chief Vision Officer under a formal employment agreement dated June 30, 2026. Under the agreement, Mr. Adams receives an annual base salary of $100,000. The agreement has an indefinite term and provides for bonus compensation based on achievement of product launch and revenue milestones.

Technical architecture services are provided by personnel employed by third-party development partners, under our statement of work with that firm. Those personnel are not employed, engaged, or compensated directly by Targatek.

Outstanding Equity Awards at Fiscal Year End

Targatek does not maintain an equity incentive plan, and no equity awards were outstanding as of July 31, 2026.

Director Compensation

Our directors do not currently receive cash retainers, equity grants, or other compensation for board service. Accordingly, no director compensation table is presented.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We describe below transactions since the beginning of our last fiscal year to which we were a party and in which any director, executive officer, holder of more than 5% of our voting securities, or immediate family member of any such person had a direct or indirect material interest, and in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years.

Based on management's review, none of the following apply: (1) no consulting fees flow to William Adams Jr. through Consult WhiteSpace LLC, a privately held entity, or any other affiliated entity; (2) no current or former Targatek officer, director, or contractor holds an ownership stake beyond common stock reflected in Item 4; (3) there are no loans, advances, or personal guarantees between Joseph Thompson and the Company. However, during the years ended December 31, 2025 and 2024 and the six months ended June 30, 2026, the Company incurred consulting expenses payable to related parties, including amounts owed to entities affiliated with our officers and directors, as described in our Management’s Discussion and Analysis. At December 31, 2025, $47,939 in accounts payable was owed to related parties. These amounts were paid down to $16,021 at June 30, 2026. The Company’s liquidity during 2025 depended in part on the forbearance of related parties in collecting amounts owed to them, which forbearance is not documented by any written agreement.

Policies and Procedures for Related Party Transactions

The Company has adopted policies and procedures designed to identify, review, approve, and, where appropriate, disclose transactions involving the Company and its directors, executive officers, significant stockholders, and other related parties. Any transaction or series of transactions in which the Company is or is expected to be a participant and in which a related party has a direct or indirect material interest is subject to review in accordance with the Company’s related party transaction policies and applicable requirements of the Securities and Exchange Commission. In determining whether to approve or ratify a related party transaction, the Company considers the nature of the related party’s interest, the material terms of the transaction, the benefits to the Company, the availability of comparable transactions with unrelated parties, and such other factors as the appropriate approving body deems relevant.

Related party transactions are generally required to be reported to the Company’s management and, as appropriate, reviewed and approved or ratified by the Board of Directors or an authorized committee of the Board. A director or executive officer who has a material interest in a proposed transaction is expected to disclose that interest and, as appropriate, recuse himself or herself from the review and approval process. The Company intends to make disclosures concerning related party transactions to the extent required by applicable law and SEC rules and regulations.

Director Independence

Management considers four of our directors, Bill Schick, Ania Mikson, Brad Paulis, and Mark Sternberger, to be independent under the independence standards set forth in NASDAQ Listing Rule 5605(a)(2), which is the standard applied by the OTCQB Venture Market. Joseph Thompson, as Chief Executive Officer, and William Adams Jr., as Chief Vision Officer, are executive officers of the Company and are therefore not independent.

ITEM 8. LEGAL PROCEEDINGS

We are not currently a party to any material pending legal proceedings, and we are not aware of any such proceedings contemplated by any governmental authority.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

No public trading market for our common stock currently exists. We intend to seek quotation of our common stock on the OTCQB Venture Market operated by OTC Markets Group following the effectiveness of this Registration Statement, subject to meeting OTCQB's eligibility and application requirements. Quotation on the OTCQB requires, among other things, that a market maker file a Form 211 application with FINRA on our behalf. We have no agreement or arrangement with any market maker to do so. There can be no assurance that a market maker will agree to file such an application, that FINRA will clear it, or that an active trading market will develop or be sustained even if quotation is obtained.

Holders

As of July 31, 2026, we had approximately 70 holders of record of our common stock.

Dividends

We have not paid any cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We intend to retain any future earnings to fund the development and growth of our business.

Securities Authorized for Issuance Under Equity Compensation Plans

Targatek does not currently maintain an equity incentive plan.

Transfer Agent

Colonial Stock Transfer acts as the Company’s transfer agent for its common stock. Colonial is a transfer registered with the SEC.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding all securities sold by us within the past three years that were not registered under the Securities Act of 1933, as amended.

Date	Securities Sold (1)	Consideration	Exemption (2)
1/27/23	25,000	$50,000	4(a)(2)
1/30/23	25,000	$50,000	4(a)(2)
2/9/23	25,000	$50,000	4(a)(2)
2/9/23	25,000	$50,000	4(a)(2)
3/16/23	12,500	$25,000	4(a)(2)
3/23/23	25,000	$50,000	4(a)(2)
4/19/23	37,500	$75,000	4(a)(2)
4/23/23	25,000	$50,000	4(a)(2)
5/1/23	37,500	$75,000	4(a)(2)
5/23/23	25,000	$50,000	4(a)(2)
5/23/23	5,000	$10,000	4(a)(2)
5/26/23	5,000	$10,000	4(a)(2)
6/23/23	25,000	$50,000	4(a)(2)
6/28/23	25,000	$50,000	4(a)(2)
8/27/23	5,000	$10,000	4(a)(2)
8/28/23	25,000	$50,000	4(a)(2)
12/6/23	25,000	$50,000	4(a)(2)
12/28/23	25,000	$50,000	4(a)(2)
2/13/24	2,000	$5,000	4(a)(2)
1/31/24	22,500	$50,000	4(a)(2)
2/13/24	20,000	$50,000	4(a)(2)
4/2/24	40,000	$60,000	4(a)(2)
4/11/24	20,000	$50,000	4(a)(2)
4/12/24	20,000	$50,000	4(a)(2)
6/7/24	20,000	$50,000	4(a)(2)
6/7/24	20,000	$50,000	4(a)(2)
6/7/24	10,000	$25,000	4(a)(2)
10/3/24	9,007,899 Series B Preferred (3)	$230,562.74	4(a)(2)
1/30/26	300,000	$150,000	4(a)(2)
2/28/26	200,000	$100,000	4(a)(2)
4/20/26	100,000	$150,000	4(a)(2)
6/22/26	50,000	$100,000	4(a)(2)

(1)Shares of the Company’s common stock, par value $0.00001 unless indicated otherwise.

(2)We relied on Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act since the transactions did not involve any public offering. No underwriters were utilized, and no commissions or fees were paid with respect to any of the above transactions.

(3)On April 1, 2026, all shares of Series B Preferred Stock were exchanged into 9,007,899 shares of Company Common Stock.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Targatek, Inc. is incorporated in the State of Delaware. Our principal executive offices are located in Fort Lauderdale, Florida. The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to this Registration Statement.

Authorized and Outstanding Capital Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.00001 per share, of which 14,757,899 shares were issued and outstanding as of June 30, 2026. We have 9,007,908 shares of Series B preferred stock, par value per share $0.0001 authorized with none outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive dividends when, as, and if declared by our Board of Directors. Upon liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in our assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion, redemption, or sinking fund rights, and there are no cumulative voting rights. All outstanding shares of common stock are fully paid and non-assessable. Our certificate of incorporation authorizes 9,007,908 shares of Series B preferred stock, none of which are currently outstanding. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held corporation from engaging in certain business combinations with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities they may incur in such capacities, subject to specified conditions. Our certificate of incorporation and bylaws provide for indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Targatek intends to obtain directors' and officers' liability insurance prior to or promptly following the effectiveness of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us, we have been advised that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our audited financial statements for the fiscal year(s) ended December 31, 2025, together with the report of our independent registered public accounting firm, are included beginning on page F-1 of this Registration Statement. Our audit has been completed.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

The audited financial statements of Targatek, Inc. and the report of our independent registered public accounting firm are filed as part of this Registration Statement beginning on page F-1.

(b) Exhibits

Exhibit No.	Description
3.1a	Hubster Certificate of Incorporation
3.1b	Hubster-Targatek Name Change
3.1c	Certificate of Amendment-May 2023
3.1d	Certificate of Amendment-March 2026
3.1e	Certificate of Amendment-October 2026
3.2a	Hubster Bylaws
3.2b	Targatek Amended Bylaws
10.1	Targa CEO Offer Letter Joseph Thompson
10.2	Employment Agreement between Targatek, Inc. and Bill Adams
10.3	Third Party-Sigma Solve SOW
10.4a	Third Party – HyperBrand Creative SOW
10.4b	Third Party – HyperBrand Creative Supplier Code
10.4c	Third Party – HyperBrand Creative Incident Response Plan
10.4d	Third Party – HyperBrand Creative Information Security Program
14.1	Targatek Code of Ethics
23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TARGATEK, INC.

By:	/s/ Joseph Thompson	Date: November 12, 2026
Joseph Thompson
Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Targatek, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Targatek, Inc. (“the Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered recurring losses and used significant cash in support of its operating activities and the Company’s cash position is not sufficient to support the Company’s operations. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525 We have served as the Company’s auditor since 2025. Spokane, Washington
November 9, 2026

TARGATEK, INC.

BALANCE SHEETS

DECEMBER 31, 2025 AND 2024

	DECEMBER 31,	DECEMBER 31,
	2025	2024
ASSETS

Current Assets:
Cash	$65,561	$134
Restricted Cash - Escrow	-	36,665

Total Current Assets	65,561	36,799

Software development costs, net	222,189	216,564

TOTAL ASSETS	$287,750	$253,363

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$60,804	$54,269
Accounts payable and accrued expenses - related parties	47,939	-
Current portion of loan payable - EIDL	3,000	-
Deferred revenue	-	667

Total Current Liabilities	111,743	54,936

Non-current Liabilities:
Loan payable - EIDL, net of current portion	113,300	116,300

Total Liabilities	225,043	171,236

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Series B Preferred stock, $0.0001 par value, 9,007,908 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.00001 par value, 5,000,000 shares authorized and 5,000,000 shares issued and outstanding	50	50
Additional paid in capital	2,807,856	2,682,856
Additional paid in capital for shares to be issued	230,563	230,563
Accumulated deficit	(2,975,762)	(2,831,342)

Total Stockholders' Equity	62,707	82,127

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$287,750	$253,363

See notes to the financial statements.

TARGATEK, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024

REVENUES	$667	$3,333

COST OF REVENUES	-	(61)

GROSS PROFIT	667	3,272

OPERATING EXPENSES
Technical services	13,384	9,237
Payroll and professional fees	117,668	377,870
Selling, general and administrative expenses	7,231	180,636

Total operating expenses	138,283	567,743

LOSS FROM OPERATIONS BEFORE OTHER EXPENSE	(137,616)	(564,471)

OTHER EXPENSE
Interest expense, net of interest income	(6,804)	(6,904)
Other expense	-	(38,266)

Total other expense	(6,804)	(45,170)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(144,420)	(609,641)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(144,420)	$(609,641)

NET LOSS PER SHARE

Basic and diluted	$(0.03)	$(0.12)

SHARES USED IN CALCULATION OF NET LOSS PER SHARE

Basic and diluted	5,000,000	5,000,000

See notes to the financial statements.

TARGATEK, INC.

STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

					Additional	Paid-In
	Series B Preferred Stock		Common Stock		Paid-In	Capital for Shares	Accumulated
	Shares	Amount	Shares	Amount	Capital	to be Issued	Deficit	Total

Balance - January 1, 2024	-	$-	5,000,000	$50	$2,267,856	$-	$(2,221,701)	$46,205

Shares sold of common stock for cash	-	-	-	-	415,000	-	-	415,000

Shares sold of preferred stock for cash, net of $18,046 that have not been issued	-	-	-	-	-	230,563	-	230,563

Net loss for the year	-	-	-	-	-	-	(609,641)	(609,641)

Balance - December 31, 2024	-	$-	5,000,000	$50	$2,682,856	$230,563	$(2,831,342)	$82,127

Balance - January 1, 2025	-	$-	5,000,000	$50	$2,682,856	$230,563	$(2,831,342)	$82,127

Shares sold of common stock for cash	-	-	-	-	125,000	-	-	125,000

Net loss for the year	-	-	-	-	-	-	(144,420)	(144,420)

Balance - December 31, 2025	-	$-	5,000,000	$50	$2,807,856	$230,563	$(2,975,762)	$62,707

See notes to the financial statements.

TARGATEK, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(144,420)	$(609,641)
Adjustments to reconcile net loss to net cash used in operating activities

Changes in assets and liabilities
Accounts payable and accrued expenses	6,535	29,150
Accounts payable and accrued expenses - related parties	47,939	-
Changes in advances from officers	-	26,713
Changes in escrow account	36,665	(36,665)
Deferred revenue	(667)	667
Total adjustments	90,472	19,865

Net cash used in operating activities	(53,948)	(589,776)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in software development costs	(5,625)	(216,564)
Net cash provided by (used in) investing activities	(5,625)	(216,564)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of preferred stock that are yet to be issued	-	230,563
Proceeds from the sale of common shares	125,000	415,000
Proceeds from loan payable - EIDL	-	100
Net cash (used in) provided by financing activities	125,000	645,663

NET INCREASE (DECREASE) IN CASH	65,427	(160,677)

CASH - BEGINNING OF YEAR	134	160,811

CASH - END OF YEAR	$65,561	$134

CASH PAID DURING THE YEAR FOR:
Interest expense	$6,804	$6,904

Income taxes	$-	$-

See notes to the financial statements.

TARGATEK, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Targatek, Inc., a Delaware Corporation (the “Company” or “Targatek”) was formed as Hubster Inc. on November 1, 2018. On July 6, 2020, the Company filed a Certificate of Amendment to change their name to Targatek, Inc. On May 22, 2023, the Certificate of Incorporation was amended again to reflect 5,000,000 authorized common shares, par value $0.00001. On August 29, 2024, the Company amended their Certificate of Incorporation to authorize 9,007,908 shares of Series B Preferred Stock having a par value of $0.0001. The Series B Preferred shares were authorized upon the signing of the failed reverse merger agreement with Annabidiol Corporation as discussed below. On March 31, 2026, the Company increased their authorized common stock to 15,000,000 shares, and shortly thereafter exchanged the 5,764,079 Series B Preferred shares into 9,007,899 common shares.

Overview

The Company builds targa.ai, a software platform that helps leaders lead by turning strategic planning into measurable execution.

The purpose of the Company is to optimize the ROI of leadership. The Company’s product, targa.ai, is dedicated to help leaders lead through automation and artificial intelligence to bring more speed, accuracy, and accountability to results.

Targa.ai created a new space around leadership that for the first time enables leadership teams to hyper-collaborate in a manner that has never been accomplished. Targa.ai is not a replacement for the traditional applications and operational systems that run enterprises today, such as Customer Relationship Management and Enterprise Resource Planning platforms. It draws signals from the work already happening inside those applications and translates it into a living picture of strategic progress and enterprise value creation, so leadership teams can see, in real time, whether value creation is tracking to plan. With the clarity the platform produces leaders bring speed to action, accuracy in process, and accountability in execution.

The Problem that Targa.ai Solves

Most companies write strategic plans that live in a slide deck and lose relevance within a quarter. Leadership sets direction in a planning cycle, then loses visibility into whether the business is moving toward the value that plan promised.

Strategy and execution break apart inside most companies because they live in different tools, owned by different people, updated on different schedules. A board sets a strategic priority. A CEO translates it into initiatives. Those initiatives get delegated to operational teams who track their work in whatever tool they already use. By the time results roll back up to leadership, the connection between the original strategic intent and the operational reality has usually thinned out or disappeared. Politicized and sanitized reporting from operational leaders prevent executives from taking targeted action to keep their strategic objectives moving without obstacles.

The Company designed targa.ai to hold that connection together. The platform links strategic initiatives directly to the financial and operational metrics that prove whether they are working, thereby giving leadership a continuously updated view of value creation rather than a quarterly reconstruction of it. Leaders can take action today to increase value creation tomorrow.

Targatek is early stage

Targatek was founded in 2018. The Company remains in the early-revenue phase of building targa.ai. The Company operates with a lean structure: a small core team, board of advisors, and third-party development partners who build and maintain the platform under a structured statement of work.

Our Platform

Targa.ai is a cloud-based, AI-driven Software-as-a-Service (SaaS) platform. It ingests data from the systems a company already runs its operations on and applies it against the strategic initiatives leadership has defined, producing a continuously updated view of execution status, financial impact, and enterprise value creation. The platform is built and maintained under a structured development program with third-party engineering partners, governed by a defined statement of work and milestone structure, and operates on a modern cloud infrastructure stack.

The Company is working toward a SOC 2 Type 2 compliance as part of building the platform to the security and reliability standard that enterprise customers require before they will trust a strategic execution system with their operational and financial data. The platform enables leaders to condense third party data, automate low value work, augment decision making and predict future performance.

As an “agnostic” platform, it can be applied in any size company, any industry and in a department, division or across an entire enterprise.  Unlike traditional performance tools, targa.ai’s one-of-a-kind leadership platform leverages value creation to gain a competitive advantage, rather than simply helping to hit traditional key performance indicators (“KPI”) or objectives and key results (“OKR”) financial goals.

From June 2024 up through September 2025, the Company attempted to merge with Annabidiol Corporation (“ACBD”). The parties ultimately failed to agree on the terms of the merger, and as a result parted ways. The Company had raised $230,563 through the sale of 5,764,079 shares of Series B Preferred Stock (all in 2024) for this merger which were placed into escrow and those funds were released from escrow for purposes other than the completion of the merger. As a result, the Company wrote off a total of $33,265 in the year ended December 31, 2025 after payment of merger expenses. The Series B Preferred shares were converted into common stock in 2026.

Specifically, on or about June 23, 2024, the Company, ACBD and Targatek Acquisitions, Inc., a wholly owned subsidiary of ACBD entered into an agreement and plan of merger (the “June Merger Agreement”) whereby Targatek Acquisitions, Inc. would merge with the Company, and the shareholders of the Company would become the majority holders of ACBD stock.  According to the June Merger Agreement the merger was to have an effective date of September 15, 2024 with all documents delivered by October 15, 2024.  The June Merger Agreement also contained a Redemption Agreement between ACBD and PRLTA LLC, a company owned and controlled by David Peralta, who was and remains the CEO of ACDB.  Pursuant to the Redemption Agreement, ACBD was to purchase shares owned by PRLLTA for $350,000.  To raise the funds required by the Redemption Agreement, ACBD solicited investment via a Private Placement Memorandum (The “ACBD PPM”).  Contemporaneously with the ACBD PPM, the Company raised money from its existing shareholders to fund the Redemption Agreement and the operations of the merged companies.  Release of funds was to occur upon the closing of the merger transaction with ACDB.

The Company raised $230,563 through a private placement of Series B Preferred Stock at a price of $0.04 per share.  The funds were escrowed with Charles Schmitt, the attorney for the Company.  An additional $200,000 was raised through the ACBD PPM.  Those funds were also escrowed with Charles Schmitt.

The merger never closed.  No filings were made with Delaware or OTC Markets and PRLTA did not return any of the shares per the Redemption Agreement.  Starting on October 4, 2024 and continuing through January 3, 2025, $399,402 was released from the escrow account held by Charles Schmitt.  However, the funds were not released for their intended purpose of funding the Redemption Agreement and the operations of the combined companies (as the companies were never combined) but were used to pay legal fees, consulting fees and other various expenses as if the merger had closed (but it had not closed).

In April 2025 the Company and the ABCD parties began settlement discussions with the objective of closing the merger.  However, the economic terms could not be agreed upon as PRLTA was demanding additional funds.  The settlement was abandoned in September 2025.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has suffered recurring losses and used significant cash in support of its operating activities and the Company’s cash position is not sufficient to support the Company’s operations.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company plans to seek additional funding to maintain its operations through equity financing and to improve operating performance through a focus on strategic products and increased efficiencies in business processes and improvements to the cost structure. There can be no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the years ended December 31, 2025 and 2024, the Company had net losses of $144,420 and $609,641, respectively and has an accumulated deficit of $2,975,762 and will likely incur losses before generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern.

In the management’s opinion, the Company’s cash position is insufficient to maintain its operations at the current level for the next 12 months.

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB). All adjustments considered necessary for a fair presentation have been included. These adjustments consist of normal and recurring accruals, as well as non-recurring charges.

The Company’s year-end is December 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, estimates of liabilities to accrue, permanent and temporary differences related to income taxes and determination of the capitalization of software development costs.

Actual results could differ from those estimates.

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are invested in federally uninsured readily available money market accounts and deposited with one financial institution in the U.S. with maturities of three months or less. At times, deposits in this institution may exceed the Federal Deposit Insurance Corporation (FDIC) or Securities Investors Protection Corporation (SIPC) limits.

However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds and other entities in which these investments are made.

Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying values of the Company’s financial instruments such as cash, accounts payable, and accrued expenses approximate their respective fair values because of the short-term nature of those financial instruments.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. The guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the updated guidance using the full retrospective method.

Under ASC 606, in order to recognize revenue, the Company is required to identify an approved contract with commitments to perform respective obligations, identify rights of each party in the transaction regarding goods to be transferred, identify the payment terms for the goods transferred, verify that the contract has commercial substance and verify that collection of substantially all consideration is probable. The adoption of ASC 606 did not have an impact on the Company’s operations or cash flows.

The Company recognized revenue as they (i) identified the contracts with each customer; (ii) identified the performance obligation in each contract; (iii) determined the transaction price in each contract; (iv) were able to allocate the transaction price to the performance obligations in the contract; and (v) recognized revenue upon the satisfaction of the performance obligation. The Company records revenue for the development of software to be delivered upon completion, and in accordance with the contract, revenue is recorded upon work being completed over time.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from the use of the software platform, the subscription revenue is prepaid and recognized monthly over the term of the contract as well as all revenue generated through our AI-a-a-S fees generated are billed monthly based on time incurred and revenue is recognized once services have been provided and the Company has the right to invoice the time pursuant to ASC 606-10-55-18. This does not change when revenue is recognized as the Company will still need to establish that the performance obligation has been satisfied over time. If the right to invoice criteria is satisfied, the Company can recognize revenue based on the amount to which it has the right to invoice.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2025 and 2024, the Company incurred advertising and marketing costs of $0 and $73,017, respectively, and these are included in the selling, general and administrative costs in the Statements of Operations.

Contingencies

In the ordinary course of business, the Company is involved in legal proceedings involving contractual and employment relationships, product liability claims, patent rights, and a variety of other matters. The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. The Company discloses contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimated probable losses require analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain.

Software Development Costs and Amortization

The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (“ASC 985-20”). ASC 985-20 requires that software development costs be charged to research and development expense until technological feasibility is established. With the Company’s current technology, the technological feasibility of the underlying software is not established until substantially all product development and testing is complete which has occurred effective January 1, 2024, which generally includes the development of a working model. The Company has included in technical services for the years ended December 31, 2025 and 2024, $13,384 and $9,237, respectively which comprises the research and development costs associated with their software development.

Prior to a product’s release, if and when the Company believes capitalized costs are not recoverable, the costs capitalized to date will be expensed as part of cost of sales. Upon reaching release for commercialization, the Company is expected to amortize the capitalized costs over a period of 3-5 years.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (“EPS”) include additional dilution from common stock equivalents, such as preferred stock, stock issuable pursuant to the exercise of stock options and warrants.

Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented, so only the basic weighted average number of common shares are used in the computations.

Accounts Receivable and Concentration of Credit Risk

The Company will consider accounts receivable, net of allowance for doubtful accounts, to be fully collectible. The allowance is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses, credit insurance and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized, however credit insurance is obtained for some customers. Past-due status is based on contractual terms. No accounts receivable was recorded as of December 31, 2025 and 2024.

Income Taxes

To address accounting for uncertainty in tax positions, the Company clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company also provides guidance on de-recognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition.

The Company files income tax returns in the U.S. federal jurisdiction. The Company did not have any tax expense for the periods ended December 31, 2025 and 2024. The Company did not have any deferred tax liability or asset on its balance sheets as of December 31, 2025 and 2024.

Interest costs and penalties related to income taxes, if any, will be classified as interest expense and general and administrative costs, respectively, in the Company’s financial statements. For the periods ended December 31, 2025 and 2024, the Company did not recognize any interest or penalty expense related to income taxes. The Company believes that it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

Uncertain Tax Positions

The Company follows ASC 740-10 Accounting for Uncertainty in Income Taxes. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

The income tax returns of the Company will be subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-Based Compensation

The Company has not yet issued any shares of common stock for services rendered. The Company follows ASC 718 Compensation — Stock Compensation and has adopted ASU 2017-09 Compensation — Stock Compensation (Topic 718) Scope of Modification Accounting. The Company will calculate compensation expense for all awards granted, but not yet vested, based on the grant-date fair values. The Company will recognize this compensation cost, on a pro rata basis over the requisite service period of each vesting tranche of each award for service-based grants, and as the criteria is achieved for performance-based grants.

In June 2018, the FASB issued ASU No. 2018-07 “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation — Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees.

Segment Reporting

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures.” The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit and loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASC 2023-07 for the annual period ended December 31, 2024.

The Company’s Chief Executive Officer services as the CODM and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as a Software / AI SaaS company. The Company’s operations include marketing, professional fees as well as procurement expenses, all of which are managed centrally. The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

Leases

The Company follows ASC 842 Leases in accounting for leased properties, when they exceed a one-year term. When the Company enters into leases with a term in excess of one year, they will recognize a lease liability and right of use asset in accordance with the provisions of ASC 842. The Company’s lease is for a period of one year. The Company uses shared office space under short-term arrangements and has elected the short-term lease practical expedient related to the lease. As a result no right-of-use asset or lease liability was recorded.

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2: SOFTWARE DEVELOPMENT COSTS

As discussed above, the Company had capitalized its software development costs (“SDCs”) during this start-up period. The Company then amortizes the SDCs over their estimated useful life which is expected to be for a period of three to five years. No amortization has occurred to date, as the product is not yet available for general release to customers.

The Company monitors the carrying value of the SDCs for impairment. The Company commenced capitalizing their software January 1, 2024.

As of December 31, 2025 and 2024, the Company has recorded $222,189 and $216,564 in software development costs. The Company has not yet commenced amortization of their software development costs.

Since 2024, the Company’s technology contractors worked on targa.ai and have capitalized their fees under software development costs.

NOTE 3: RELATED PARTY TRANSACTIONS

The Company has borrowed from time to time amounts for working capital from their officers. These amounts are unsecured.

As of December 31, 2025 and 2024, the Company has $16,321 and $1,532 outstanding, respectively.

As of December 31, 2025, the Company has accounts payable outstanding with related parties in the amount of $31,618.

In addition, the Company incurred $58,618 and $19,814 in expenses with related party consultants for the years ended December 31, 2025 and 2024, respectively.

In an effort to raise capital, the Company’s founders cancelled a portion of their own shares which the Company then sold to investors in private placements, with the proceeds used for operations. For the years ended December 31, 2025 and 2024, the Company raised $125,000 and $627,517 from these shares that were sold. Of these shares sold 100,000 shares and 37,500 shares were sold to members of management in the years ended December 31, 2025 and 2024, respectively.

All related party payables are reflected in current liabilities as these amounts are due on demand.

NOTE 4: LOAN PAYABLE - EIDL

In 2020, the Company obtained an EIDL loan through the U.S. Small Business Administration during COVID. The loan matures June 18, 2050, and incurs interest at an annual rate of 3.75% per annum.  The Company grants the Borrower, collateral including all tangible and intangible personal property under this loan agreement.

Monthly payments commencing January 1, 2026 are $567 split between interest and principal.

The following is a list of maturities as of December 31 are estimated as:

SCHEDULE OF MATURITIES

2026	$3,000
2027	3,500
2028	4,000
2029	4,500
2030	5,000
Thereafter	96,300
Total	$116,300

Interest expense on the EIDL loan was $6,804 and $6,904, respectively for the years ended December 31, 2025 and 2024.

NOTE 5: STOCKHOLDERS’ EQUITY

The Company authorized 9,007,908 shares of preferred stock with a par value of $0.0001 per share and 5,000,000 shares of common stock with a par value of $0.00001 per share. As discussed in Note 1, the Company had raised $230,563, through the sale of 5,764,079 shares of Series B Preferred Stock (all in 2024).

On November 7, 2018, the Company issued 5,000,000 shares of its common stock to its founders at par value valued at $50. In an effort to raise capital for the Company and not dilute the shareholders with new issuances of common stock, the founder’s returned 3,086,655 shares to the Company that the Company then sold to investors totaling $2,421,500. The founders cancelled 539,500 shares and 156,667 shares which were then sold to investors raising a total of $125,000 and $415,000 in the years ended December 31, 2025 and 2024, respectively.

There have been no issuances of stock options or warrants granted since inception.

NOTE 6: INCOME TAXES

Effective with the year ended December 31, 2025, the Company adopted ASU 2023-09, Improvements to Income Tax Disclosures, which primarily expands the required disclosures around income taxes.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the years ended December 31, 2025 and 2024:

SCHEDULE OF EFFECTIVE TAX RATE

	2025	2024
Federal income taxes at statutory rate	21.00%	21.00%
State income taxes at statutory rate	0.00%	0.00%
Change in valuation allowance	(21.00)%	(21.00)%
Totals	0.00%	0.00%

Net deferred tax assets consist of the following components as of December 31, 2025 and 2024:

SCHEDULE OF NET DEFERRED TAX ASSETS

	December 31, 2025	December 31, 2024
Deferred tax assets:
Net operating loss carryover	$625,000	$595,000
Valuation allowance	(625,000)	(595,000)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income from continuing operations for the years ended December 31, 2025 and 2024 due to the following:

SCHEDULE OF FEDERAL INCOME TAX RATE

	December 31, 2025	December 31, 2024
Book income (loss)	$(30,328)	$(124,235)
Valuation allowance	30,328	124,235
Income tax expense	$-	$-

Section 382 of the Internal Revenue Code provides an annual limitation on the amount of federal NOLs and tax credits that may be used in the event of an ownership change. The Company had a net operating loss carryforward totaling approximately $2,975,762 at December 31, 2025.

The Company classifies accrued interest and penalties, if any, for unrecognized tax benefits as part of income tax expense. The Company did not accrue any penalties or interest as of December 31, 2025 and 2024.

The provision (benefit) for income taxes for continuing operations for the year ended December 31, 2025 and 2024 is as follows and represents minimum state taxes:

SCHEDULE OF PROVISION (BENEFITS) FOR INCOME TAXES

Current	$-	$-
Deferred	-	-
Total	$-	$-

NOTE 7: SUBSEQUENT EVENTS

In accordance with ASC 855-10-50-1, the Company has evaluated subsequent events through November 9, 2026 which is the date that the financial statements were available to be issued and has concluded that no such events or transactions took place that would require disclosure herein except as stated directly below.

On March 31, 2026, the Company increased their authorized common stock to 15,000,000 shares, and shortly thereafter exchanged the 5,764,079 Series B Preferred shares into 9,007,899 common shares. In 2026, through August 31, 2026, the Company raised $500,000 through the sale of 750,000 shares of common stock.

As of August 31, 2026, the Company has 14,757,908 shares of common stock issued and outstanding and 0 shares of Series B Preferred stock outstanding.

TARGATEK, INC.

BALANCE SHEETS

JUNE 30, 2026 (UNAUDITED) AND DECEMBER 31, 2025

	JUNE 30,	DECEMBER 31,
	2026	2025
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$123,826	$65,561

Total Current Assets	123,826	65,561

Software development costs, net	443,168	222,189

TOTAL ASSETS	$566,994	$287,750

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$47,290	$60,804
Accounts payable and accrued expenses - related parties	16,021	47,939
Current portion of loan payable - EIDL	3,500	3,000

Total Current Liabilities	66,811	111,743

Non-current Liabilities:
Loan payable - EIDL, net of current portion	111,314	113,300

Total Liabilities	178,125	225,043

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Series B Preferred stock, $0.0001 par value, 9,007,908 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.00001 par value, 15,000,000 and 5,000,000 shares authorized and 14,757,899 and 5,000,000 shares issued and outstanding	148	50
Additional paid in capital	3,538,321	2,807,856
Additional paid in capital for shares to be issued	-	230,563
Accumulated deficit	(3,149,600)	(2,975,762)

Total Stockholders' Equity	388,869	62,707

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$566,994	$287,750

See notes to the financial statements.

TARGATEK, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	2026	2025

REVENUES	$-	$667

COST OF REVENUES	-	-

GROSS PROFIT	-	667

OPERATING EXPENSES
Technical services	4,523	3,620
Payroll and professional fees	142,910	47,443
Selling, general and administrative expenses	24,489	5,110

Total operating expenses	171,922	56,173

LOSS FROM OPERATIONS BEFORE OTHER EXPENSE	(171,922)	(55,506)

OTHER EXPENSE
Interest expense, net of interest income	(1,916)	(3,402)

Total other expense	(1,916)	(3,402)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(173,838)	(58,908)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(173,838)	$(58,908)

NET LOSS PER SHARE

Basic and diluted	$(0.02)	$(0.01)

SHARES USED IN CALCULATION OF NET LOSS PER SHARE

Basic and diluted	9,844,855	5,000,000

See notes to the financial statements.

TARGATEK, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	Series B Preferred Stock		Common Stock		Paid-In	Capital for Shares	Accumulated
	Shares	Amount	Shares	Amount	Capital	to be Issued	Deficit	Total

Balance - January 1, 2025	-	$-	5,000,000	$50	$2,682,856	$230,563	$(2,831,342)	$82,127

Net loss for the period	-	-	-	-	-	-	(58,908)	(58,908)

Balance - June 30, 2025	-	$-	5,000,000	$50	$2,682,856	$230,563	$(2,890,250)	$23,219

Balance - January 1, 2026	-	$-	5,000,000	$50	$2,807,856	$230,563	$(2,975,762)	$62,707

Shares sold of common stock for cash	-	-	750,000	8	499,992	-	-	500,000

Shares of Series B converted into common shares
shares of Series B issued in book entry only)	-	-	9,007,899	90	230,473	(230,563)	-	-

Net loss for the period	-	-	-	-	-	-	(173,838)	(173,838)

Balance - June 30, 2026	-	$-	14,757,899	$148	$3,538,321	$-	$(3,149,600)	$388,869

See notes to the financial statements.

TARGATEK, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	2026	2025
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(173,838)	$(58,908)

Changes in assets and liabilities
Accounts payable and accrued expenses	(13,514)	11,201
Accounts payable and accrued expenses - related parties	(31,918)	17,209
Changes in escrow account	-	36,665
Deferred revenue	-	(667)
Total adjustments	(45,432)	64,408

Net cash used in operating activities	(219,270)	5,500

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in software development costs	(220,979)	(5,625)
Net cash used in investing activities	(220,979)	(5,625)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common shares	500,000	-
Payments of loan payable - EIDL	(1,486)	-
Net cash provided by financing activities	498,514	-

NET INCREASE (DECREASE) IN CASH	58,265	(125)

CASH - BEGINNING OF PERIOD	65,561	134

CASH - END OF PERIOD	$123,826	$9

CASH PAID DURING THE PERIOD FOR:
Interest expense	$1,916	$3,402

Income taxes	$-	$-

See notes to the financial statements.

TARGATEK, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2026 AND 2025

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Targatek, Inc., a Delaware Corporation (the “Company” or “Targatek”) was formed as Hubster Inc. on November 1, 2018. On July 6, 2020, the Company filed a Certificate of Amendment to change their name to Targatek, Inc. On May 22, 2023, the Certificate of Incorporation was amended again to reflect 5,000,000 authorized common shares, par value $0.00001. On August 29, 2024, the Company amended their Certificate of Incorporation to authorize 9,007,908 shares of Series B Preferred Stock having a par value of $0.0001. The Series B Preferred shares were authorized upon the signing of the failed reverse merger agreement with Annabidiol Corporation as discussed below. On March 31, 2026, the Company increased their authorized common stock to 15,000,000 shares, and shortly thereafter exchanged the 5,764,079 Series B Preferred shares into 9,007,899 common shares.

Overview

The Company builds targa.ai, a software platform that helps leaders lead by turning strategic planning into measurable execution.

The purpose of the Company is to optimize the ROI of leadership. The Company’s product, targa.ai, is dedicated to help leaders lead through automation and artificial intelligence to bring more speed, accuracy, and accountability to results.

Targa.ai created a new space around leadership that for the first time enables leadership teams to hyper-collaborate in a manner that has never been accomplished. Targa.ai is not a replacement for the traditional applications and operational systems that run enterprises today, such as Customer Relationship Management and Enterprise Resource Planning platforms. It draws signals from the work already happening inside those applications and translates it into a living picture of strategic progress and enterprise value creation, so leadership teams can see, in real time, whether value creation is tracking to plan. With the clarity the platform produces leaders bring speed to action, accuracy in process, and accountability in execution.

The Problem that Targa.ai Solves

Most companies write strategic plans that live in a slide deck and lose relevance within a quarter. Leadership sets direction in a planning cycle, then loses visibility into whether the business is moving toward the value that plan promised.

Strategy and execution break apart inside most companies because they live in different tools, owned by different people, updated on different schedules. A board sets a strategic priority. A CEO translates it into initiatives. Those initiatives get delegated to operational teams who track their work in whatever tool they already use. By the time results roll back up to leadership, the connection between the original strategic intent and the operational reality has usually thinned out or disappeared. Politicized and sanitized reporting from operational leaders prevent executives from taking targeted action to keep their strategic objectives moving without obstacles.

The Company designed targa.ai to hold that connection together. The platform links strategic initiatives directly to the financial and operational metrics that prove whether they are working, thereby giving leadership a continuously updated view of value creation rather than a quarterly reconstruction of it. Leaders can take action today to increase value creation tomorrow.

Targatek is early stage

Targatek was founded in 2018. The Company remains in the early-revenue phase of building targa.ai. The Company operates with a lean structure: a small core team, board of advisors, and third-party development partners who build and maintain the platform under a structured statement of work.

Our Platform

Targa.ai is a cloud-based, AI-driven Software-as-a-Service (SaaS) platform. It ingests data from the systems a company already runs its operations on and applies it against the strategic initiatives leadership has defined, producing a continuously updated view of execution status, financial impact, and enterprise value creation. The platform is built and maintained under a structured development program with third-party engineering partners, governed by a defined statement of work and milestone structure, and operates on a modern cloud infrastructure stack.

The Company is working toward a SOC 2 Type 2 compliance as part of building the platform to the security and reliability standard that enterprise customers require before they will trust a strategic execution system with their operational and financial data. The platform enables leaders to condense third party data, automate low value work, augment decision making and predict future performance.

As an “agnostic” platform, it can be applied in any size company, any industry and in a department, division or across an entire enterprise.  Unlike traditional performance tools, targa.ai’s one-of-a-kind leadership platform leverages value creation to gain a competitive advantage, rather than simply helping to hit traditional key performance indicators (“KPI”) or objectives and key results (“OKR”) financial goals.

From June 2024 up through September 2025, the Company attempted to merge with Annabidiol Corporation (“ACBD”). The parties ultimately failed to agree on the terms of the merger, and as a result parted ways. The Company had raised $230,563 through the sale of 5,764,079 shares of Series B Preferred Stock (all in 2024) for this merger which were placed into escrow and those funds were released from escrow for purposes other than the completion of the merger. As a result, the Company wrote off a total of $33,265 in the year ended December 31, 2025 after payment of merger expenses. The Series B Preferred shares were converted into common stock in 2026.

Specifically, on or about June 23, 2024, the Company, ACBD and Targatek Acquisitions, Inc., a wholly owned subsidiary of ACBD entered into an agreement and plan of merger (the “June Merger Agreement”) whereby Targatek Acquisitions, Inc. would merge with the Company, and the shareholders of the Company would become the majority holders of ACBD stock.  According to the June Merger Agreement the merger was to have an effective date of September 15, 2024 with all documents delivered by October 15, 2024.  The June Merger Agreement also contained a Redemption Agreement between ACBD and PRLTA LLC, a company owned and controlled by David Peralta, who was and remains the CEO of ACDB.  Pursuant to the Redemption Agreement, ACBD was to purchase shares owned by PRLLTA for $350,000.  To raise the funds required by the Redemption Agreement, ACBD solicited investment via a Private Placement Memorandum (The “ACBD PPM”).  Contemporaneously with the ACBD PPM, the Company raised money from its existing shareholders to fund the Redemption Agreement and the operations of the merged companies.  Release of funds was to occur upon the closing of the merger transaction with ACDB.

The Company raised $230,563 through a private placement of Series B Preferred Stock at a price of $0.04 per share.  The funds were escrowed with Charles Schmitt, the attorney for the Company.  An additional $200,000 was raised through the ACBD PPM.  Those funds were also escrowed with Charles Schmitt.

The merger never closed.  No filings were made with Delaware or OTC Markets and PRLTA did not return any of the shares per the Redemption Agreement.  Starting on October 4, 2024 and continuing through January 3, 2025, $399,402 was released from the escrow account held by Charles Schmitt.  However, the funds were not released for their intended purpose of funding the Redemption Agreement and the operations of the combined companies (as the companies were never combined) but were used to pay legal fees, consulting fees and other various expenses as if the merger had closed (but it had not closed).

In April 2025 the Company and the ABCD parties began settlement discussions with the objective of closing the merger.  However, the economic terms could not be agreed upon as PRLTA was demanding additional funds.  The settlement was abandoned in September 2025.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has suffered recurring losses and used significant cash in support of its operating activities and the Company’s cash position is not sufficient to support the Company’s operations.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company plans to seek additional funding to maintain its operations through equity financing and to improve operating performance through a focus on strategic products and increased efficiencies in business processes and improvements to the cost structure. There can be no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the six months ended June 30, 2026 and 2025, the Company had net losses of $173,838 and $58,908, respectively and has an accumulated deficit of $3,149,600 as of June 30, 2026 and will likely incur losses before generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern.

In the management’s opinion, the Company’s cash position is insufficient to maintain its operations at the current level for the next 12 months.

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB). All adjustments considered necessary for a fair presentation have been included. These adjustments consist of normal and recurring accruals, as well as non-recurring charges.

The Company’s year-end is December 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, estimates of liabilities to accrue, permanent and temporary differences related to income taxes and determination of the capitalization of software development costs.

Actual results could differ from those estimates.

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are invested in federally uninsured readily available money market accounts and deposited with one financial institution in the U.S. with maturities of three months or less. At times, deposits in this institution may exceed the Federal Deposit Insurance Corporation (FDIC) or Securities Investors Protection Corporation (SIPC) limits.

However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds and other entities in which these investments are made.

Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying values of the Company’s financial instruments such as cash, accounts payable, and accrued expenses approximate their respective fair values because of the short-term nature of those financial instruments.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. The guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the updated guidance using the full retrospective method.

Under ASC 606, in order to recognize revenue, the Company is required to identify an approved contract with commitments to perform respective obligations, identify rights of each party in the transaction regarding goods to be transferred, identify the payment terms for the goods transferred, verify that the contract has commercial substance and verify that collection of substantially all consideration is probable. The adoption of ASC 606 did not have an impact on the Company’s operations or cash flows.

The Company recognized revenue as they (i) identified the contracts with each customer; (ii) identified the performance obligation in each contract; (iii) determined the transaction price in each contract; (iv) were able to allocate the transaction price to the performance obligations in the contract; and (v) recognized revenue upon the satisfaction of the performance obligation. The Company records revenue for the development of software to be delivered upon completion, and in accordance with the contract, revenue is recorded upon work being completed over time.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from the use of the software platform, the subscription revenue is prepaid and recognized monthly over the term of the contract as well as all revenue generated through our AI-a-a-S fees generated are billed monthly based on time incurred and revenue is recognized once services have been provided and the Company has the right to invoice the time pursuant to ASC 606-10-55-18. This does not change when revenue is recognized as the Company will still need to establish that the performance obligation has been satisfied over time. If the right to invoice criteria is satisfied, the Company can recognize revenue based on the amount to which it has the right to invoice.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. During the six months ended June 30, 2026 and 2025, the Company incurred $8,450 and $0 in advertising and marketing costs, respectively.

Contingencies

In the ordinary course of business, the Company is involved in legal proceedings involving contractual and employment relationships, product liability claims, patent rights, and a variety of other matters. The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. The Company discloses contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimated probable losses require analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain.

Software Development Costs and Amortization

The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (“ASC 985-20”). ASC 985-20 requires that software development costs be charged to research and development expense until technological feasibility is established. With the Company’s current technology, the technological feasibility of the underlying software is not established until substantially all product development and testing is complete which has occurred effective January 1, 2024, which generally includes the development of a working model. The Company has included in technical services for the six months ended June 30, 2026 and 2025, $4,523 and $3,620, respectively which comprises the research and development costs associated with their software development.

Prior to a product’s release, if and when the Company believes capitalized costs are not recoverable, the costs capitalized to date will be expensed as part of cost of sales. Upon reaching release for commercialization, the Company is expected to amortize the capitalized costs over a period of 3-5 years.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (“EPS”) include additional dilution from common stock equivalents, such as preferred stock, stock issuable pursuant to the exercise of stock options and warrants.

Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented, so only the basic weighted average number of common shares are used in the computations.

Accounts Receivable and Concentration of Credit Risk

The Company will consider accounts receivable, net of allowance for doubtful accounts, to be fully collectible. The allowance is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses, credit insurance and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized, however credit insurance is obtained for some customers. Past-due status is based on contractual terms. No accounts receivable was recorded as of June 30, 2026 and December 31, 2025.

Income Taxes

To address accounting for uncertainty in tax positions, the Company clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company also provides guidance on de-recognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition.

The Company files income tax returns in the U.S. federal jurisdiction. The Company did not have any tax expense for the periods ended June 30, 2026 and 2025. The Company did not have any deferred tax liability or asset on its balance sheets as of June 30, 2026 and December 31, 2025.

Interest costs and penalties related to income taxes, if any, will be classified as interest expense and general and administrative costs, respectively, in the Company’s financial statements. For the periods ended June 30, 2026 and 2025, the Company did not recognize any interest or penalty expense related to income taxes. The Company believes that it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

Uncertain Tax Positions

The Company follows ASC 740-10 Accounting for Uncertainty in Income Taxes. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

The income tax returns of the Company will be subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-Based Compensation

The Company has not yet issued any shares of common stock for services rendered. The Company follows ASC 718 Compensation — Stock Compensation and has adopted ASU 2017-09 Compensation — Stock Compensation (Topic 718) Scope of Modification Accounting. The Company will calculate compensation expense for all awards granted, but not yet vested, based on the grant-date fair values. The Company will recognize this compensation cost, on a pro rata basis over the requisite service period of each vesting tranche of each award for service-based grants, and as the criteria is achieved for performance-based grants.

In June 2018, the FASB issued ASU No. 2018-07 “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation — Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees.

Segment Reporting

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures.” The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit and loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASC 2023-07 for the annual period ended December 31, 2024.

The Company’s Chief Executive Officer services as the CODM and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as a Software / AI SaaS company. The Company’s operations include marketing, professional fees as well as procurement expenses, all of which are managed centrally. The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

Leases

The Company follows ASC 842 Leases in accounting for leased properties, when they exceed a one-year term. When the Company enters into leases with a term in excess of one year, they will recognize a lease liability and right of use asset in accordance with the provisions of ASC 842. The Company’s lease is for a period of one year. The Company uses shared office space under short-term arrangements and has elected the short-term lease practical expedient related to the lease. As a result no right-of-use asset or lease liability was recorded.

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2: SOFTWARE DEVELOPMENT COSTS

As discussed above, the Company had capitalized its software development costs (“SDCs”) during this start-up period. The Company then amortizes the SDCs over their estimated useful life which is expected to be for a period of three to five years. No amortization has occurred to date, as the product is not yet available for general release to customers.

The Company monitors the carrying value of the SDCs for impairment. The Company commenced capitalizing their software January 1, 2024.

As of June 30, 2026 and December 31, 2025, the Company has recorded $443,168 and $222,189 in software development costs. The Company has not yet commenced amortization of their software development costs.

Since 2024, the Company’s technology contractors worked on targa.ai and have capitalized their fees under software development costs.

NOTE 3: RELATED PARTY TRANSACTIONS

The Company has borrowed from time to time amounts for working capital from their officers. These amounts are unsecured.

As of June 30, 2026 and December 31, 2025, the Company has accounts payable outstanding with related parties in the amount of $16,021 and $47,939 outstanding, respectively.

In addition, the Company incurred $108,852 and $0 in expenses with related party consultants for the six months ended June 30, 2026 and 2025, respectively, and $24,875 in software development costs to a related party for the six months ended June 30, 2026.

In an effort to raise capital, the Company’s founders sold a portion of their own shares which they cancelled in private placements, that were used for operations. For the six months ended June 30, 2026 and 2025, the Company raised $500,000 and $0 from these shares that were sold. Of these shares sold 300,000 shares and 0 shares were sold to members of management in the six months ended June 30, 2026 and 2025, respectively.

All related party payables are reflected in current liabilities as these amounts are due on demand.

NOTE 4: LOAN PAYABLE - EIDL

In 2020, the Company obtained an EIDL loan through the U.S. Small Business Administration during COVID. The loan matures June 18, 2050, and incurs interest at an annual rate of 3.75% per annum. The Company grants the Borrower, collateral including all tangible and intangible personal property under this loan agreement.

Monthly payments commencing January 1, 2026 are $567 split between interest and principal.

The following is a list of maturities as of June 30 are estimated as:

SCHEDULE OF MATURITIES

2027	$3,500
2028	4,000
2029	4,500
2030	5,000
2031	5,500
Thereafter	92,314
Total	$114,814

Interest expense on the EIDL loan was $1,916 and $3,402, respectively for the six months ended June 30, 2026 and 2025.

NOTE 5: STOCKHOLDERS’ EQUITY

The Company authorized 9,007,908 shares of preferred stock with a par value of $0.0001 per share and 5,000,000 shares of common stock with a par value of $0.00001 per share. As discussed in Note 1, the Company had raised $230,563, through the sale of 5,764,079 shares of Series B Preferred Stock (all in 2024).

On November 7, 2018, the Company issued 5,000,000 shares of its common stock to its founders at par value valued at $50. In an effort to raise capital for the Company and not dilute the shareholders with new issuances of common stock, the founder’s returned 3,086,655 shares to the Company that the Company then sold to investors totaling $2,421,500. The founders cancelled 539,500 shares and 156,667 shares which were then sold to investors raising a total of $125,000 and $415,000 in the years ended December 31, 2025 and 2024, respectively.

On March 31, 2026, the Company increased their authorized common stock to 15,000,000 shares, and shortly thereafter exchanged the 5,764,079 Series B Preferred shares into 9,007,899 common shares.

In 2026, through June 30, 2026, the Company raised $500,000 through the sale of 750,000 shares of common stock.

As of June 30, 2026, the Company has 14,757,908 shares of common stock issued and outstanding and 0 shares of Series B Preferred stock outstanding.

There have been no issuances of stock options or warrants granted since inception.

NOTE 6: SUBSEQUENT EVENTS

In accordance with ASC 855-10-50-1, the Company has evaluated subsequent events through November 9, 2026 which is the date that the financial statements were available to be issued and has concluded that no such events or transactions took place that would require disclosure herein.